Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WATERFALL HOLDINGS, INC.,

TRIMBLE INC.

JEFFERSON MERGER SUB INC.,

AND

THE REPRESENTATIVE NAMED HEREIN

APRIL 23, 2018

4.03	Governmental Bodies; Consents	36
4.04	Litigation	36
4.05	Broker Fees	36
4.06	Investment Representation; Investigation	36
4.07	Financial Capability	37
4.08	Solvency	37
4.09	No Additional Representations or Warranties	37

ARTICLE V COVENANTS OF THE COMPANY		37
5.01	Conduct of Company	37
5.02	Access to Books and Records	38
5.03	Regulatory Filings	38
5.04	Exclusivity	39
5.05	Confidentiality	39
5.06	Reasonable Best Efforts	39
5.07	280G Cooperation	39
5.08	Repayment of Indebtedness	40
5.09	Assistance regarding Buyer Financing	40

ARTICLE VI COVENANTS OF BUYER AND MERGER SUB		43
6.01	Access to Books and Records	43
6.02	Regulatory Filings	43
6.03	Notification	44
6.04	Reasonable Best Efforts	44
6.05	Director and Officer Liability and Indemnification	44
6.06	Contact with Business Relations	45
6.07	Tax Matters	46
6.08	Waiver of Required Financial Information of Waterfall	47

ARTICLE VII CONDITIONS TO CLOSING		47
7.01	Conditions to All Parties’ Obligations	47
7.02	Conditions to Buyer’s and Merger Sub’s Obligations	48
7.03	Conditions to the Company’s Obligations	48
7.04	Waiver of Conditions	49

ARTICLE VIII TERMINATION		49
8.01	Termination	49
8.02	Effect of Termination	50
8.03	Certain Other Effects of Termination	50

ARTICLE IX ADDITIONAL AGREEMENTS AND COVENANTS		50
9.01	Further Assurances	50
9.02	Employees and Employee Benefits	51
9.03	Antitrust Notification	52
9.04	Written Consents; Section 262 Notices	53
9.05	Affiliate Contracts	54

ARTICLE X INDEMNIFICATION		54
10.01	Indemnification Obligations of Equityholders	54
10.02	Indemnification Obligations of Buyer	54
10.03	Indemnification Procedure	55
10.04	Survival of Representations and Warranties; Claims Period	57
10.05	Liability Limits	57
10.06	Exclusive Remedies	59
10.07	R&W Insurance Policy	59

ARTICLE XI MISCELLANEOUS		60
11.01	Survival; Certain Waivers	60
11.02	Acknowledgment by the Buyer Parties	61
11.03	Provision Respecting Representation of Company	62
11.04	Press Releases and Communications	63
11.05	Expenses	63
11.06	Notices	63
11.07	Assignment	64
11.08	Amendment and Waiver	65
11.09	Third Party Beneficiaries	65
11.10	Severability	65
11.11	Construction	65
11.12	Disclosure Schedules	66
11.13	Complete Agreement	66
11.14	Conflict Between Transaction Documents	66
11.15	Specific Performance	67
11.16	Jurisdiction and Exclusive Venue	67
11.17	Governing Law; Waiver of Jury Trial	68
11.18	Representative	69
11.19	No Right of Set-Off	70
11.20	Counterparts	71
11.21	Liability of Financing Source Parties	71

ARTICLE XII DEFINITIONS		71
12.01	Certain Definitions	71
12.02	Defined Terms	84
12.03	Interpretation	86

EXHIBITS

Exhibit A	Form of Certificate of Merger

Exhibit B-1	Accounting Principles

Exhibit B-2	Example Net Working Capital Calculation

Exhibit C	Escrow Agreement

Exhibit D	Paying Agent Agreement

Exhibit E	Form of Letter of Transmittal

Exhibit F	Form of Company Closing Certificate

Exhibit G	Form of Buyer Closing Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 23, 2018, is made by and among (i) Waterfall Holdings, Inc., a Delaware corporation (the “Company”), (ii) Trimble Inc., a Delaware corporation (“Buyer”), (iii) Jefferson Merger Sub Inc., a Delaware corporation and wholly-owned Subsidiary of Buyer (“Merger Sub” and, together with the Company, the “Constituent Corporations”), and (iv) Bain Capital Private Equity, LP, a Delaware limited partnership, solely in its capacity as representative as set forth in this Agreement (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XII below.

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”), and the board of directors of the Company has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On and subject to the terms and conditions contained herein, and in accordance with Section 251 of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Buyer (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Corporation”).

1.02 Filing of Merger Certificate; Effective Time. At the Closing, subject to satisfaction or waiver of the conditions specified in ARTICLE VII, (i) the Company will execute a certificate of merger in substantially the form of Exhibit A (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL, and (ii) the Company and Merger Sub will cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and the Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).

1.03 Effect of the Merger; Further Assurances.

(a) The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any properties, rights, privileges, powers or franchises of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations to take any and all such action after the Effective Time solely for the purposes set forth in this Section 1.03.

(b) Subject to compliance with Section 6.05(b), at the Effective Time the certificate of incorporation of the Company will, by operation of law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except for any references to the name, incorporator or original directors of Merger Sub), and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, and applicable Law.

(c) Subject to compliance with Section 6.05(b), at the Effective Time, the bylaws of the Company will, by operation of law and without any further action by any Person, be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub), and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

(d) The directors of Merger Sub in office immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(e) The officers of the Merger Sub in office immediately prior to the Effective Time, will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

1.04 Conversion of Shares; Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a) Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Capital Stock cancelled pursuant to Section 1.04(c) and Dissenting Shares) will be converted into the right to receive the applicable Stock Consideration, without interest, and will automatically be cancelled and retired and will cease to exist.

(c) Each share of Capital Stock held in the treasury of the Company and each share of Capital Stock owned or held, directly or indirectly, by the Company or by Buyer, Merger Sub or their respective Subsidiaries, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(d) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the applicable Closing Preferred Stock Merger Consideration, and will automatically be cancelled and retired and will cease to exist.

(e) Each unexercised Option outstanding immediately prior to the Effective Time that becomes either a Vested Option at the Closing or is deemed to be a Vested Option following the Closing (in accordance with the terms of Section 1.07(g)) will, as of the Effective Time, be converted into the right to receive the applicable Option Consideration (subject to reduction for any applicable Contingent Option Allocations) and will automatically be cancelled and retired and will cease to exist. Each Option that does not otherwise become a Vested Option as contemplated by the immediately preceding sentence shall be cancelled and retired and cease to exist effective as of the Effective Time, with no consideration therefor. The amount of cash each Optionholder is entitled to receive with respect to his or her Vested Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Options held by such Optionholder.

1.05 Pre-Closing Merger Consideration Estimate.

(a) At least three (3) Business Days prior to the Closing Date, the Company will prepare and deliver to Buyer (i) an estimated unaudited balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (for the avoidance of doubt, taking into account any actions taken pursuant to Section 5.01(d)) (the “Estimated Closing Balance Sheet”) and (ii) a statement (the “Estimated Closing Statement”) setting forth a calculation of (1) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (2) the estimated Closing Cash (the “Estimated Closing Cash”), (3) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (4) the estimated Transaction Expenses (the “Estimated Transaction Expenses”), (5) the Company’s calculation of the Estimated Merger Consideration derived from the foregoing, (6) the Closing Stock Payment payable at the Closing to each Stockholder in accordance with Section 1.05(b), and (7) the Closing Option Payment payable at the Closing to each Optionholder in accordance with Section 1.05(c). The Estimated Closing Balance Sheet and Estimated Closing Statement will be prepared, and the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness, and Estimated Transaction Expenses will be determined, in each case, in good faith, in accordance with Exhibit B-1 (the “Accounting Principles”). Following the delivery of the Estimated Closing Balance Sheet and Estimated Closing Statement, the Company shall, upon the written request of Buyer, provide Buyer and its accountants with reasonable supporting documentation for the calculations included therein and make the relevant financial records of the Company and its Subsidiaries relating thereto reasonably available to Buyer and its accountants in connection therewith (subject to execution of any customary work paper access letter required by them).

(b) The portion of the Estimated Merger Consideration each Stockholder will be entitled to receive at the Closing to be set forth on the Estimated Closing Statement (the “Closing Stock Payment”) will equal, (i) with respect to holders of Common Stock, the product of (A) Closing Common Stock Per Share Merger Consideration multiplied by (B) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time that were converted in accordance with Section 1.04(b), and (ii) with respect to holders of Preferred Stock, the product of (A) Closing Preferred Stock Per Share Merger Consideration multiplied by (B) the number of shares of Preferred Stock held by such Stockholder immediately prior to the Effective Time that were converted in accordance with Section 1.04(d).

(c) The portion of the Estimated Merger Consideration each Optionholder will be entitled to receive at the Closing to be set forth on the Estimated Closing Statement (the “Closing Option Payment”), in respect of his or her Options converted in accordance with Section 1.04(e) will equal the product of (i) Closing Option Per Share Merger Consideration multiplied by (ii) the number of shares of Common Stock corresponding to such Optionholder’s Vested Options at the Effective Time, based on the Estimated Merger Consideration.

1.06 Closing Payments.

(a) At the Closing, Buyer will, or will cause Merger Sub to, deposit with the Paying Agent the aggregate Closing Stock Payments payable to the Stockholders as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the account designated by the Paying Agent no later than two (2) Business Days prior to the Closing Date.

(b) At the Closing, Buyer will, or will cause Merger Sub to, deliver the aggregate Closing Option Payments payable to the Optionholders as set forth in the Estimated Closing Statement and the Merger Consideration Allocation Schedule by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to the Closing Date. The Company will distribute to the Optionholders, as soon as commercially practicable but in no event later than the first scheduled payroll of the Company and its Subsidiaries for the first full payroll cycle following the Closing, their respective Closing Option Payments (provided, that the amounts payable to any Optionholder who has executed a Retention Arrangement will be reduced by such Optionholder’s Contingent Option Allocation and retained by the Company), subject to any applicable Tax withholding pursuant to Section 1.09. After the Closing, Buyer shall cause the Surviving Corporation to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.06.

(c) At the Closing, Buyer will, or will cause Merger Sub to, deliver:

(i) the Adjustment Escrow Deposit Amount to the Escrow Agent by wire transfer of immediately available funds to an escrow account designated by the Escrow Agent (the “Adjustment Escrow Account”); and

(ii) the Indemnity Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an escrow account designated by the Escrow Agent (the “Indemnity Escrow Account”),

in the case of each such account, as designated no later than two (2) Business Days prior to the Closing Date and established pursuant to the terms of an escrow agreement to be dated as of the Closing Date and substantially in the form of Exhibit C (the “Escrow Agreement”), by and among Buyer, the Company, the Representative and the Escrow Agent.

(d) At the Closing, Buyer will pay, or will cause Merger Sub to pay, to the Representative, the Representative Holdback Amount, by wire transfer of immediately available funds to an account designated by the Representative at least two (2) Business Days prior to the Closing Date.

(e) At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses to such Persons as they are owed by wire transfer of immediately available funds to accounts designated by the Company at least two (2) Business Days prior to the Closing Date.

(f) At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the Payoff Letters delivered pursuant to Section 5.08 in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters.

(g) In accordance with the paying agent agreement to be dated as of the Closing Date and substantially in the form of Exhibit D (the “Paying Agent Agreement”), the Paying Agent will act as Buyer’s and the Representative’s agent in delivering to each Stockholder its respective Closing Stock Payment in return for the Certificates which, prior to the Effective Time, represented shares of Capital Stock (other than shares of Capital Stock cancelled pursuant to Section 1.04(c) and Dissenting Shares), as well as any amounts owed to such Stockholders pursuant to Section 1.07. At or after the Effective Time, upon surrender of Certificates and delivery by a Stockholder of a duly executed letter of transmittal substantially in the form of Exhibit E (the “Letter of Transmittal”) to the Paying Agent, (i) the Paying Agent will pay each such Stockholder the Closing Stock Payment to which such Stockholder is entitled under Section 1.05 and (ii) each Stockholder will be irrevocably entitled to receive the portion of any amount payable under Section 1.07(g) with respect to the shares of Common Stock (if any) held by such Stockholder immediately prior to the Effective Time. The Stock Consideration payable to a Stockholder will be made by wire transfer of immediately available funds to an account designated in writing by such Stockholder in the Letter of Transmittal. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement at least two (2) Business Days prior to the Closing Date will be paid his, her or its Closing Stock Payment on the same Business Day as the Effective Time. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement thereafter will be paid his, her or its Closing Stock Payment as soon as possible after delivery thereof is made (but in any event no later than two (2) Business Days after the date such delivery thereof is made).

(h) If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by the Paying Agent, the delivery of such indemnity by such Person as is reasonably satisfactory to the Paying Agent, the Paying Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Capital Stock the proper amount of the Stock Consideration to which they are entitled hereunder, subject to the other deliveries required by this Section 1.06.

(i) At any time that is more than one (1) year after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Stock Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Stockholders as of such first anniversary (other than any amounts then subject to dispute). After the Paying Agent makes such payments to the Surviving Corporation, all former Stockholders will be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their Certificates pursuant to this Agreement, and the Paying Agent will have no further obligation under this Section 1.06 in its capacity as such. None of the Surviving Corporation, Buyer, Merger Sub, the Representative or the Paying Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law.

1.07 Post-Closing Merger Consideration Adjustment. Following the Closing Date, the Estimated Merger Consideration will be adjusted as set forth below:

(a) Buyer will prepare and deliver to the Representative within ninety (90) days after the Closing Date (i) an unaudited balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (for the avoidance of doubt, taking into account any actions taken pursuant to Section 5.01(d)) (the “Closing Balance Sheet”) and (ii) a statement (the “Closing Statement”) setting forth a calculation of (1) Closing Net Working Capital, (2) Closing Cash, (3) Closing Indebtedness, (4) the Transaction Expenses, (5) Buyer’s calculation of the Final Merger Consideration derived from the foregoing, and (6) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts on the Estimated Closing Statement. The Closing Balance Sheet and Closing Statement will be prepared, and Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses will be determined, in each case, in good faith, in accordance with the Accounting Principles. The Closing Balance Sheet and Closing Statement (i) will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments or other changes arising from or resulting as a consequence of the Transactions, and (ii) will be based on facts and circumstances as they exist as of the Adjustment Calculation Time and will exclude the effect of any act, decision or event occurring on or after the Closing. The parties agree that the purpose of preparing the Closing Balance Sheet and the Closing Statement and calculating Final Merger Consideration is solely to (x) accurately measure the Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses and (y) measure the difference in Closing Net Working Capital from Target Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, reserves classifications or estimation methodologies for the purpose of calculating Final Merger Consideration than were used in the calculation of Estimated Merger Consideration.

(b) On or prior to the thirtieth (30th) day following Buyer’s delivery of the Closing Balance Sheet and the Closing Statement, the Representative will give Buyer a written notice stating in reasonable detail the Representative’s objections (a “Notice of Disagreement”) to the Closing Balance Sheet and the Closing Statement, if any. During such 30-day period, and any period of dispute thereafter with respect to such Closing Balance Sheet and/or Closing Statement, subject to reasonable nondisclosure obligations, Buyer will, and will cause the Company and its Subsidiaries to, (i) provide the Representative and its Advisors reasonable access during reasonable hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and personnel of the Company and its Subsidiaries (including Company personnel responsible for accounting and finance and senior management) and, subject to execution of any customary work paper access letters required by them, the Company’s Advisors and their work papers, and (ii) otherwise cooperate with and assist the Representative and its Advisors in connection with such review. Any determination set forth on the Closing Statement which is not objected to in the Notice of Disagreement will be deemed acceptable to the Representative, and will be final and binding upon all parties upon delivery of the Notice of Disagreement. If the Representative does not deliver to Buyer a Notice of Disagreement within such 30-day period, then the Closing Balance Sheet, the Closing Statement and the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be final, binding and conclusive upon the parties as of the expiration of such 30-day period, and the Final Merger Consideration set forth in the Closing Statement will constitute the Final Merger Consideration for all purposes of this Section 1.07.

(c) Following Buyer’s receipt of any Notice of Disagreement, the Representative and Buyer will discuss in good faith to resolve the disputed matters set forth therein, and upon any such resolution, the Closing Balance Sheet and Closing Statement will be updated and prepared in accordance with the agreement of Buyer and the Representative. Any written resolution executed by Buyer and the Representative during such thirty (30) day period following Buyer’s receipt of a Notice of Disagreement as to any item identified in the Notice of Disagreement will be final, binding and conclusive on the parties.

(d) In the event that the Representative and Buyer fail to agree on any of the Representative’s proposed adjustments set forth in the Notice of Disagreement within thirty (30) days after Buyer receives the Notice of Disagreement, the Representative and Buyer agree to jointly select a nationally recognized accounting firm, and use their reasonable best efforts to cause such accounting firm, within 45 days immediately following such first 30-day period, to make the final written determination of all matters which remain in dispute that were included in the Notice of Disagreement. If, Buyer and the Representative cannot agree on an accounting firm within fifteen (15) days after such first 30-day period, each of Buyer and the Representative will promptly select a nationally recognized accounting firm and such two accounting firms will designate a third nationally recognized accounting firm that neither presently is, nor in the past three years has been, engaged by either party. The accounting firm so agreed to by Buyer and the Representative or the third accounting firm so selected by the two accounting firms in accordance with the immediately preceding sentence is hereinafter referred to as the “Firm”. Buyer and the Representative will mutually instruct the Firm to, and the Firm will, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) solely in accordance with this Agreement. Buyer and the Representative will execute a customary engagement letter and will cooperate with the Firm during the term of its engagement. Buyer and the Representative will instruct the Firm not to, and the Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. Buyer and the Representative will also instruct the Firm to, and the Firm will, make its determination based solely on written submissions by Buyer and the Representative that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses, in each case, as determined by the Firm in accordance with this Section 1.07(c), will be final, binding and conclusive on the parties on the date the Firm delivers its final determination in writing to Buyer and the Representative, and, subject to Section 11.15, Section 11.16 and Section 11.17, each of the parties hereto will be entitled to enforce such determination in a court of competent jurisdiction. The Firm will provide a written report to Buyer and the Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Firm’s final determination. In connection with the resolution of any dispute, the Firm will have reasonable access to all documents, records, work papers, facilities and personnel of the Company and its Subsidiaries necessary to make its determination. Each party will be afforded the opportunity to present to the Firm any material such party deems relevant to the determination and will have a continuing opportunity to discuss the matter and its position with the Firm, but no such presentation of materials or communication will be on an ex parte basis and each party will be afforded access to copies of all materials presented by each other party. The fees, costs and expenses of the Firm will be allocated between Buyer, on the one hand, and Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Representative submits a Notice of Disagreement for $1,000, and if Buyer contests only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Representative.

(e) The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses (as revised to reflect the resolution of any disputed matters in accordance with this Section 1.07) will be deemed to be final, binding and conclusive, upon the earliest of (i) the failure of the Representative to provide a Notice of Disagreement within thirty (30) days after the Representative receives the Closing Balance Sheet and the Closing Statement pursuant to Section 1.07(b), (ii) the resolution in writing of all disputes set forth in the Notice of Disagreement pursuant to Section 1.07(c) by Buyer and the Representative, or (iii) the resolution of all disputes set forth in the Notice of Disagreement by the Firm pursuant to Section 1.07(d).

(f) Within two (2) Business Days following the final determination of the Closing Balance Sheet and the Closing Statement in accordance with Section 1.07(e) (such date, the “Settlement Date”):

(i) If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, the “Excess Amount”), Buyer and the Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer (or its designee), by wire transfer of immediately available funds, the Excess Amount from the Adjustment Escrow Funds. In the event that at such time the Excess Amount is less than the Adjustment Escrow Funds (such shortfall, the “Remaining Adjustment Escrow Funds”), Buyer and the Representative will simultaneously with delivery of the instructions in the immediately foregoing sentence deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account to the Representative (or its designee). The Adjustment Escrow Account is Buyer’s and Merger Sub’s sole and exclusive source of recovery for any Excess Amount owing to Buyer, Merger Sub or, following the Closing, the Surviving Corporation hereunder.

(ii) If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, the “Adjustment Amount”), then (i) Buyer will make payment of the Adjustment Amount by wire transfer of immediately available funds, to the Representative (or its designee), and (ii) Buyer and the Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Adjustment Escrow Funds from the Adjustment Escrow Account to the Representative (or its designee). Notwithstanding the foregoing, in no event shall the Adjustment Amount exceed an amount equal to $10,000,000.

(g) When the Final Merger Consideration is finally determined pursuant to Section 1.07(e), the Representative will in good faith compute or re-compute, as the case may be, (i) the number of Vested Options, (ii) the Aggregate Fully-Diluted Common Shares, (iii) the Aggregate Option Exercise Price, (iv) the Final Adjusted Merger Consideration, (v) the Final Common Stock Merger Consideration, (vi) the Final Common Stock Per Share Merger Consideration, (vii) the Final Option Per Share Merger Consideration, and (viii) the appropriate amount payable to each Stockholder and Optionholder based on the foregoing from the Remaining Adjustment Escrow Funds, the Adjustment Amount and the Representative Holdback Amount, taking into account amounts previously received by such Stockholders and Optionholders as Closing Stock Payments or Closing Option Payments, in each case, in accordance with this Agreement and the terms of the Option Plan (and, for purposes of this Section 1.07(g), making such calculation as though all Closing Option Payments had been made without regard to reductions under any Retention Arrangement). Promptly thereafter, the Representative will notify the Escrow Agent and the Paying Agent, as applicable, of such calculations and the amount that should be distributed by them to each Stockholder and to the Surviving Corporation on behalf of each Optionholder based upon the calculations and re-calculations contemplated by the immediately preceding sentence. For the avoidance of doubt, each Stockholder and Optionholder will receive the difference between (x) the amounts payable to such Stockholder or Optionholder based upon the calculations and re-calculations contemplated by this Section 1.07(g) and (y) the Closing Stock Payment or Closing Option Payment received by such Stockholder or Optionholder, as applicable (for purposes of this Section 1.07(g), making such calculation as though all Closing Option Payments had been made without regard to reductions under any Retention Arrangement). The Representative, the Escrow Agent, and the Paying Agent, as applicable, will distribute such amounts, as applicable, in accordance with the written instructions so received from the Representative. If, at the time of the calculation of Final Adjusted Merger Consideration, the Representative determines to retain funds in the Representative Holdback Amount under Section 11.18(b), and at any time and from time to time thereafter determines a portion of such funds should be distributed to the Stockholders and Optionholders, then at each such time, the Representative will in good faith determine the appropriate amounts to be paid to the Stockholders and Optionholders from the Representative Holdback Amount and will cause such amounts to be paid from the Representative Holdback Amount to the Stockholders and to the Surviving Corporation on behalf of the Optionholders. As promptly as practicable following the receipt of funds for the Optionholders and, in any event, no later than the next scheduled payroll of the Company and its Subsidiaries, the Company will distribute to the Optionholders any payments received on their behalf under this Section 1.07(g). None of the Escrow Agent, the Paying Agent, the Surviving Corporation or Buyer will have any liability or obligation to any Stockholder or Optionholder or the Representative for any distribution made in accordance with the instructions of the Representative pursuant to this Section 1.07(g).

(h) The parties hereto agree that any payment made pursuant to this Section 1.07 shall be treated as an adjustment to the aggregate consideration for Tax purposes, unless otherwise required by applicable Law.

1.08 Appraisal Rights. Each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 262 of the DGCL, (i) has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (ii) has properly demanded appraisal of such share of Capital Stock, and not effectively withdrawn, lost or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Stock Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with ARTICLE I, without interest, in accordance with this Agreement, the Stock Consideration. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her or its shares of Capital Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time or dividends that accrued thereon prior to the Effective Time). Any shares of Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.08 and the DGCL, are referred to in this Agreement as “Dissenting Shares.” The Company will give Buyer prompt notice of any demands for appraisal received by the Company, including any Stockholder’s notice of their intent to demand payment pursuant to the DGCL that the Company receives, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company.

1.09 Withholding Rights. Buyer, Merger Sub, the Surviving Corporation, the Company or the Paying Agent will be entitled to deduct and withhold from the Merger Consideration, and any other amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld by any applicable Tax Law. Buyer, Merger Sub, the Surviving Corporation, the Company, or the Paying Agent, as applicable, will remit any withheld amounts to the applicable Tax authority. To the extent that amounts are so withheld and timely remitted in full to the applicable Tax authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that Buyer, Merger Sub, the Surviving Corporation, the Company or the Paying Agent determines that withholding from the Merger Consideration is required under applicable Tax Law and permitted under this Agreement (other than withholding with respect to Options), Buyer, Merger Sub, the Company or the Paying Agent will so notify the recipient of such payment at least five (5) Business Days prior to the Closing Date or any subsequent date that the applicable payment is to be made to provide such recipient with opportunity to provide any form or documentation or take such other steps in order to avoid such withholding. If Buyer, Merger Sub, the Surviving Corporation, the Company or the Paying Agent withholds any amount from the Merger Consideration, or any other amount otherwise payable pursuant to this Agreement, paid to any Stockholder or Optionholder which it was not required to withhold, it will promptly, but in any event within two (2) Business Days after demand therefor (including wire transfer information as applicable), remit to the Stockholder or Optionholder thereof such amount wrongly withheld.

1.10 Merger Consideration Allocation Schedule. No later than three (3) Business Days prior to the Closing, the Company will deliver to Buyer a spreadsheet setting forth (A) the name of each Stockholder and Optionholder as of the Closing Date, (B) the number of shares of Common Stock and Preferred Stock (as applicable) and stock certificate numbers of Common Stock and Preferred Stock (as applicable) held by such Stockholder as of the Effective Time and/or the number of Options held by such Optionholder as of the Effective Time, and (C) the portion of the Estimated Merger Consideration payable to such Stockholder and Optionholder in accordance with the provisions hereof including, without limitation, Sections 1.05(b) and 1.05(c) as of the Closing Date (such spreadsheet, the “Merger Consideration Allocation Schedule”). Buyer and Merger Sub may rely on the Merger Consideration Allocation Schedule, and in no event will Buyer or Merger Sub have any liability to any holder of Capital Stock or Options or other Person on account of payments made in accordance with the Merger Consideration Allocation Schedule.

ARTICLE II

CLOSING

2.01 The Closing. The consummation of the Merger and the other Transactions (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. Central Time as soon as commercially practicable but in no event later than the third (3rd) Business Day following full satisfaction (or due waiver by the party entitled to the benefit of such condition) of the closing conditions set forth in ARTICLE VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, that (i) if the Marketing Period has not ended on or prior to the date the Closing shall be required to occur pursuant to the foregoing, the Closing shall occur instead on the earlier of (a) the first (1st) Business Day immediately following the day that the Marketing Period expires and (b) any Business Day during the Marketing Period as may be specified by Buyer in no less than three (3) Business Days’ prior written notice to the Company, but subject in each case to the continued full satisfaction (or due waiver by the party entitled to the benefit of such condition) of the closing conditions set forth in ARTICLE VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); and (ii) if the Closing has not occurred prior to May 16, 2018, it shall not occur prior to July 2, 2018. The date the Closing actually occurs is referred to herein as the “Closing Date.” Notwithstanding the foregoing, the effective time of the Closing for Tax, operational and all other matters that are not otherwise expressly governed by the terms of this Agreement will be deemed to be 11:59 PM (local time) in each jurisdiction in which the business of the Company and the Subsidiaries is conducted on the Closing Date.

2.02 Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the parties will make the following deliveries at or prior to the Closing:

(a) Buyer will deliver each of the payments it is required to deliver under Section 1.06.

(b) Buyer will deliver to each of the Company and the Representative copies certified by a duly authorized officer of Buyer of (i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement and the Merger, and (ii) the unanimous written consent of Buyer, as the sole stockholder of Merger Sub, approving this Agreement and the Merger.

(c) The Company will deliver to Buyer and the Representative: (i) a copy of the resolution or consent of the Company’s board of directors approving this Agreement and the Merger duly certified by a duly authorized officer of the Company, and (ii) a certificate in the form and required by Treasury Regulations Section 1.897-2(h) executed by a duly authorized officer of the Company certifying that the Company is not and has not been a United States real property holding corporation in compliance with Treasury Regulations Section 1.897-2(h).

(d) Each of the Company, the Representative and Buyer will duly execute and deliver to the other, and to the Escrow Agent, the Escrow Agreement.

(e) Each of the Company, Buyer and Representative will duly execute and deliver to the other, and to the Paying Agent, the Paying Agent Agreement.

(f) The Company will deliver to Buyer evidence of the termination of the arrangements referred to in Section 9.05.

(g) The Company will deliver to Buyer resignations effective as of the Closing Date of each director and officer of each of the Company and its Subsidiaries, as Buyer may have requested in writing at least three (3) Business Days prior to the Closing Date.

(h) The Company will deliver to Buyer the Merger Consideration Allocation Schedule in accordance with Section 1.10;

(i) The Company will deliver to Buyer executed Payoff Letters as contemplated by Section 5.08; and

(j) Such other documents, instruments and agreements as Buyer or Company reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure schedules delivered to Buyer and Merger Sub (the “Disclosure Schedules”), as follows:

3.01 Organization and Power.

(a) The Company is a corporation, and the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the DGCL or other applicable Laws of its state of formation or organization, and each of the Company and its Subsidiaries has all requisite power and authority to own, operate and/or lease its assets, rights and properties and to carry on its businesses as now conducted. Assuming receipt of and subject to the Necessary Stockholder Approval, the Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.

(b) Each of the Company and its Subsidiaries is qualified or registered as a foreign corporation to transact and do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c) Complete and correct copies of the certificate of incorporation, bylaws or equivalent organizational documents of the Company and its Subsidiaries, in each case as in effect as of the date of this Agreement, have been made available to Buyer. The Company or its Subsidiaries have not violated, nor are they in violation of, in any material respect, the provisions of each of their certificates of incorporation, bylaws or equivalent organizational documents,

3.02 Authorization; No Breach.

(a) The board of directors of the Company has duly adopted resolutions pursuant to which the board of directors (i) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the consummation of the Transactions, including the Merger, (iii) determined that the execution and delivery of this Agreement, the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions is advisable, (iv) recommended that the Stockholders of the Company approve this Agreement and the Merger and (v) directed that this Agreement and the Merger be submitted to the Stockholders of the Company for their approval. Such resolutions have not been rescinded or modified and are in full force and effect. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and, assuming this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of Buyer and/or the other parties thereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Except as otherwise set forth on Schedule 3.02(b) or except as have been obtained on or before the date of this Agreement, the approval of the holders of a majority of the outstanding Common Stock entitled to vote thereon is the only vote or approval of the Company’s Stockholders required to approve this Agreement and the Merger (the “Necessary Stockholder Approval”).

(c) Assuming receipt of the Necessary Stockholder Approval and the HSR Approval, and except as set forth on Schedule 3.02(c), the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any property, right or asset of the Company or any of its Subsidiaries is bound, or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in a loss of benefit under, give rise to a right of payment under, create in any party thereto the right to amend, modify, abandon, accelerate, terminate or cancel any provision of (in each case, whether with notice or lapse of time or both), require any consent under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, right or asset of the Company or any of its Subsidiaries under, any Lease or any agreement required to be listed on Schedule 3.11, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that are not material to the Company and its Subsidiaries taken as a whole and which would not reasonably be expected to prevent the consummation of the Transactions.

3.03 Governmental Bodies; Consents. Except as set forth on Schedule 3.03, the Company is not, and none of its Subsidiaries is, required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Company and its Subsidiaries taken as a whole and would not reasonably be expected to prevent the consummation of the Transactions.

3.04 Capitalization.

(a) The authorized and outstanding capital stock or other equity interest of the Company and each of its Subsidiaries, and the record and beneficial owners thereof as of the date hereof, is as set forth on Schedule 3.04(a). All of the outstanding shares of the Company and its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal, in each case, which have been granted by the Company and have been issued in compliance with applicable securities Laws or exemptions therefrom. There are no shares of capital stock of the Company owned by any Subsidiary of the Company. The outstanding capital stock or other equity interests (including contingent equity interests) of the Company, and the record and beneficial owners thereof as of immediately prior to the Effective Time will be as set forth on the Merger Consideration Allocation Schedule, and the allocation of the Closing Stock Payments among the Stockholders as set forth on the Merger Consideration Allocation Schedule will be in accordance with the Charter.

(b) Schedule 3.04(b)(i) sets forth a complete and correct list of each outstanding Option as of the date hereof, including the number of shares of Common Stock issuable upon exercise, the exercise price, the name and country of the holder thereof and the applicable time-based or performance-based vesting conditions. Except as set forth in the first sentence of Section 3.04(a) or on Schedule 3.04(b)(i), there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to the issuance, purchase, sale or repurchase of any shares of common stock, limited liability company interests or other equity interests issued by the Company or any of its Subsidiaries containing any equity features, or contracts, commitments, understandings or arrangements, by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by the Company or any of its Subsidiaries relating to any shares or other equity interests of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.04(b)(ii), the Company or one or more of its Subsidiaries own all of the outstanding shares or other equity interests of its Subsidiaries free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws).

(c) Except as set forth on Schedule 3.04(c), there are no (i) proxies, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock or equity interests of the Company or any such Subsidiary or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any shares of capital stock or other equity interests of the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the Stockholders of the Company or any such Subsidiary.

3.05 Subsidiaries.

(a) Except as set forth on Schedule 3.05(a), the Company does not, and none of its Subsidiaries, (i) owns, directly or indirectly, beneficially or of record, or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity or (ii) is under any obligation to form or participate in, or provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in any corporation, organization or entity other than a direct or indirect wholly owned Subsidiary of the Company.

(b) Schedule 3.05(b) sets forth a complete and correct list of each Subsidiary of the Company, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or equivalent equity interest (or in the case of a limited liability company, membership interests or units), the number and type of its issued and outstanding shares of capital stock (or in the case of a limited liability company, membership interests or units) and the current ownership of such shares, membership interests or units.

3.06 Financial Statements; No Undisclosed Liabilities; Assets.

(a) Attached to Schedule 3.06(a) are complete and correct copies of: (i) the unaudited consolidated balance sheet of Viewpoint, Inc., a Delaware corporation (“Viewpoint”), as of March 31, 2018 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the three-month period then ended (the “Unaudited Financial Statements”), and (ii) Viewpoint’s audited consolidated balance sheet as of, and the related statements of income and cash flows for the fiscal years ended, December 31, 2016 and December 31, 2017 (the “Audited Financial Statements” and collectively with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.06(a), the Financial Statements have been prepared, in each case, in conformity in all material respects with GAAP consistently applied, and present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition, results of operations and cash flows of Viewpoint and its Subsidiaries, as applicable, as of the respective dates and for the periods referred to therein subject, in the case of the unaudited financial statements, to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from normal year-end adjustments (which are expected to be consistent with past practice and not material in nature or amount).

(b) The Company (i) was formed solely for the purpose of holding the common stock of Waterfall Intermediate Holdings, Inc., a Delaware corporation (“Intermediate”), (ii) has engaged in no other business activities (other than acting as a holding company of Intermediate and its Subsidiaries and activities incident thereto) and (iii) except as set forth on Schedule 3.06(b), has no assets other than those described in the foregoing clause (i).

(c) Intermediate (i) was formed solely for the purpose of holding the common stock of Viewpoint, (ii) has engaged in no other business activities (other than acting as a holding company of Viewpoint and its Subsidiaries and activities incident thereto) and (iii) except as set forth on Schedule 3.06(c), has no assets other than those described in the foregoing clause (i).

(d) Except as set forth on Schedule 3.06(d), the Company and its Subsidiaries do not have any liabilities or obligations of the type required to be accrued on or reserved against in a consolidated balance sheet prepared in accordance with GAAP consistently applied (collectively, “Liabilities”), except for (i) Liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (iii) Liabilities arising in connection with the Transactions, (iv) Liabilities to be included in the computation of Closing Indebtedness or Transaction Expenses, (v) Liabilities to be included in the computation of Closing Net Working Capital, or (vi) Liabilities disclosed on another section of the Disclosure Schedules. This representation will not be deemed breached as a result of a change in applicable Law, the Code or GAAP after the Closing. Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material properties and material assets, tangible or intangible, free and clear of any Liens other than Permitted Liens.

3.07 Absence of Certain Developments. Since the date of the Latest Balance Sheet, (i) except as set forth on Schedule 3.07, the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practices and (ii) there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07 or as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet until the date of this Agreement neither the Company nor any of its Subsidiaries has:

(a) amended or modified its certificate of incorporation or bylaws (or equivalent organizational or governance documents);

(b) split, combined, capitalized or reclassified any Capital Stock (or other equity-linked interests), or issued any other securities in respect of, in lieu of or in substitution for shares of Capital Stock (or other equity-linked interests);

(c) issued, delivered, sold, disposed or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, other equity-based compensation, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing;

(d) created, incurred, assumed or guaranteed any Indebtedness other than (x) in the ordinary course of business pursuant to the Company’s existing revolving credit facilities, or (y) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries;

(e) announced, implemented or effected any reduction-in-force, lay-off or other program resulting in the termination of employment of employees, in each case, that would trigger the WARN Act;

(f) (i) made or granted any material cash compensation increase to any former or current officer, employee, consultant or independent contractor (including new hires) receiving (before or after such increase) total compensation in excess of $150,000 per annum, (ii) materially increased the benefits under any Plan, (iii) adopted, amended or terminated any Plan (including any plan, policy or other arrangement that would be a Plan if it were in existence as of the date of this Agreement), (iv) granted any additional rights to severance, retention, change of control or termination pay or the acceleration of vesting or other benefits, to any current or former, officer or employee of the Company or any of its Subsidiaries, (v) made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons or (vi) entered into, modified or terminated any collective bargaining agreement or collective bargaining relationship (in each case, except for increases in benefits under existing Plans or other compensation policies in the ordinary course of business or as otherwise required by Law);

(g) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(h) subjected, or permitted to be subjected, any portion of its assets that is material to the Company and its Subsidiaries taken as a whole to any Lien, except for Permitted Liens;

(i) made any change in its accounting methods that would be material to the Company and its Subsidiaries taken as a whole, except as may be required by Law or GAAP, or made or changed any election relating to income Taxes that would be material to the Company and its Subsidiaries taken as a whole, except as required by GAAP, the Code or applicable Law;

(j) made any acquisition of all or substantially all of the assets, capital stock or business of any other Person, whether by merger, stock or asset purchase;

(k) sold, leased, licensed, assigned, transferred, abandoned, allowed the loss or lapse or otherwise disposed of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any Subsidiary’s assets, rights, securities, properties, interests or businesses, except for (A) assets, securities, properties, interests or businesses with a fair market value or replacement cost (whichever is higher) not in excess of $1,000,000 in the aggregate or not otherwise material to the Company’s or any of its Subsidiaries’ business, (B) dispositions of obsolete assets in the ordinary course of business consistent with past practice, and (C) licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(l) made any material change in any of its policies or practices with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof (whether on account of the Transactions or otherwise) or other working capital policies or practices; or delayed payment of any accounts payable or accelerated collection of accounts receivable, in each case other than in the ordinary course of business consistent with past practice; or waived any right or cancelled or compromised any debt or claim, other than in the ordinary course and in an amount, individually or in the aggregate, not greater than $250,000, or made any other material change in its cash management policies or practices or in its accounting methods, principles or practices, in each case;

(m) suffered any damage, destruction or loss, or any interruption in use, of any assets or property (whether or not covered by insurance), whether on account of fire, flood, riot, strike, act of God or otherwise, that exceeded $1,000,000 or suffered any other change that is, or would reasonably be expected to result in, a Material Adverse Effect;

(n) incurred, assumed, guaranteed, modified, renewed, refinanced, cancelled, compromised or suffered to exist or committed to incur, assume, guarantee, modify, renew, refinance, cancel or compromise any capital expenditure or any obligation or Liability outside the ordinary course in an amount that exceeds $250,000, or any of the foregoing in an aggregate amount that exceeds $1,000,000;

(o) commenced, settled or compromised, or agreed to settle or compromise, any proceeding, other than settlements or compromises involving solely money damages not in excess of $250,000;

(p) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of the capital stock of the Company or any securities convertible into such shares, or subscriptions, rights, warrants or options to acquire any such shares, or convertible securities or other Capital Stock;

(q) made any loans or advances to any Persons, except to employees in the ordinary course of business; or

(r) agreed to take, whether orally or in writing, or entered into any letter of intent or similar document in contemplation of taking, any of the foregoing actions.

3.08 Litigation; No Orders. Except as set forth on Schedule 3.08, since January 1, 2015:

(a) there have been, no actions, suits, claims, investigations or proceedings of any kind or nature, pending against or by the Company or any of its Subsidiaries, or any of their respective properties, at law or in equity, before or by any Governmental Body, and, to the Company’s knowledge, no such actions, suits, claims, investigations or proceedings are threatened by or against the Company or any of its Subsidiaries;

(b) the Company and its Subsidiaries are not a party to or subject to, or in default under, any outstanding Order of any Governmental Body;

(c) there have been no proceedings of any kind or nature pending or, to the knowledge of the Company, threatened, against the officers, directors or Affiliates of the Company or its Subsidiaries (in their capacities as such) that would reasonably be expected to result in a Material Adverse Effect; or

(d) neither the Company nor any of its Subsidiaries has since January 1, 2015 received any written notice of a pending investigation or review by any Governmental Body, and to the knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Body, in each case with respect to the Company or any of its Subsidiaries.

3.09 Permits; Compliance with Laws. Except as set forth on Schedule 3.09:

(a) Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations, consents, accreditations, waivers, exemptions, rights and authorizations that are material to the Company and its Subsidiaries taken as a whole (the “Permits”) required by it in connection with the conduct and operation of its business and the ownership of its assets under all applicable Laws and Orders. All of the Permits are valid and in full force and effect and, none of the Permits are reasonably expected to be terminated as a result of, or in connection with, the consummation of the Transactions. Neither the Company nor its Subsidiaries are in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and there is no Proceeding pending or to the knowledge of the Company, threatened, that would result in the termination, revocation, suspension or the imposition of a material restriction on any such Permit or the imposition of any sanction for violation or material fine or penalty of any such Permit.

(b) The Company and its Subsidiaries are, and have been since April 1, 2013 in compliance, in all material respects, with all applicable Laws and Orders, and with all Company policies with respect to personal data, data privacy, system privacy or security, that are, in each case, material to the Company and its Subsidiaries taken as a whole. Since April 1, 2013 neither the Company nor any of its Subsidiaries has received any written notice of any action, suit, claim, investigation or proceeding against it alleging any failure to comply with any such Laws or Orders, or of any material breaches or violations of the Company’s and its Subsidiaries’ data or systems. No investigation by any Government Body with respect to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, and since April 1, 2013 neither the Company nor any of its Subsidiaries has received any written notice of any such investigation, except, in each case, for any such investigation that, if adversely determined, would not be material to the Company and its Subsidiaries taken as a whole.

(c) Neither the Company nor any of its Subsidiaries nor any of their officers nor, any of the, directors, employees or, to the knowledge of the Company, agents acting on behalf of the Company or its Subsidiaries have since April 1, 2013 violated, or are in violation of, in any material respect, any provision of any of the U.S. Foreign Corrupt Practices Act of 1977, the USA Patriot Act of 2001, and the USA Patriot Improvement and Reauthorization Act of 2006, each as amended, or any similar Law in any other jurisdiction in which the Company operates.

(d) Since April 1, 2013 neither the Company nor its Subsidiaries has at any time engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from (i) any Sanctioned Territories, or (ii) any Restricted Parties. Since such time, neither the Company nor its Subsidiaries has been a party to or beneficiary of, or had any interest in, any franchise, license, management or other contract with any Person, either public or private, in the Sanctioned Territories or with any Restricted Parties, or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Territories or who is a Restricted Party. None of the Company, its Subsidiaries, or any present directors, officers, or employees, nor Sellers are Restricted Parties.

(e) The Company and each of its Subsidiaries, are and have at all times been since April 1, 2013 in compliance in all material respects with all applicable Laws concerning the exportation and re-exportation by the Company and its Subsidiaries of its products, technology, technical data, services and related know-how, along with any products, technology, technical data, services and related know-how that the Company and its Subsidiaries re-sells, including those administered by, without limitation, the United States Department of Commerce, including the Export Administration Regulations, the United States Department of the Treasury and the United States Department of State. The Company and its Subsidiaries are and have been in material compliance with all applicable Laws administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security. The Company and its Subsidiaries, are and have been since January 1, 2015, in compliance in all material respects with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control within the United States Department of the Treasury.

3.10 Tax Matters. Except as set forth on Schedule 3.10, since January 1, 2015,

(a) the Company and its Subsidiaries have timely filed (taking into account applicable extensions of time to file) all income, franchise and all other material Tax Returns that are required to be filed by them, such Tax Returns are complete and correct in all material respects, the Company and its Subsidiaries have, duly and timely paid (taking into account applicable extensions of time to file) all material Taxes due and owing by them (whether or not shown on any Tax Returns), other than Taxes that are not yet due and payable or Taxes that are being contested in good faith, and the Company and its Subsidiaries have duly and timely withheld and remitted all Taxes required to have been withheld and remitted to the appropriate taxing authority of any Governmental Body;

(b) neither the Company nor any of its Subsidiaries have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Closing Balance Sheet, and the Company has not made an election under Section 965(h) of the Code;

(c) no deficiency or proposed adjustment which has not been paid, settled or resolved for any amount of material Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries has consented in writing to extend the time in which any material Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect;

(e) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes and no power of attorney has been granted to any Person that is currently in force with respect to any Tax matter of the Company or any of its Subsidiaries;

(f) there are no ongoing or pending material Tax audits, examinations, or other administrative or judicial proceedings by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than agreements the primary focus of which is not Tax);

(h) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was the Company or its Subsidiaries, or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (x) under Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or non-U.S. law or regulation, (y) as a transferee or successor, or (z) by contract;

(i) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Section 6707A of the Code;

(j) there are no material disputes or claims by any taxing authority of any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any taxing authority in writing, such that the Company or any of its Subsidiaries are or may be subject to Tax by such jurisdiction;

(k) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(l) within the past two years or otherwise as part of a “plan (or series of related transactions)” with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and

(m) neither the Company nor any of its Subsidiaries have, or have ever had, a permanent establishment in any country other than the country in which it was incorporated or formed; nor have they engaged in a trade or business in any country other than the country of incorporation or formation that subjected it to tax in such country.

3.11 Contracts.

(a) Except as set forth on Schedule 3.11, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any:

(i) collective bargaining agreement with any labor union, works council, or other employee representative bodies;

(ii) currently effective employment, separation, change in control, consulting or similar agreement with any employee, officer, director or contractor on a full-time, part-time or other basis providing for base compensation, retention, transaction bonuses, severance, change in control or similar payments in excess of $100,000 per annum that is not terminable by the Company or such Subsidiary (y) upon notice of sixty (60) days or less, and (z) without incurring a termination cost or penalty of $100,000 or more, and any currently effective severance or termination agreement with any current or former employee, officer or director that provides for aggregate payments in excess of $100,000;

(iii) agreement under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or liabilities of others (other than intercompany Indebtedness solely among the Company and its Subsidiaries, guarantees of indebtedness of the Company or any of its Subsidiaries, endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales agreements, in each case in the ordinary course of business consistent with past practice);

(iv) license, option or other agreement granting or giving rise to any right of, in, or to any material Intellectual Property (whether granted by or to the Company or any of its Subsidiaries), other than (y) licenses from a third party to the Company or any of its Subsidiaries under standardized commercially available license terms to off-the-shelf software that is not distributed by the Company or any of its Subsidiaries, or incorporated into, integrated or bundled with, any products of the Company or its Subsidiaries, and (z) non-exclusive unwritten licenses entered into in the ordinary course of business;

(v) lease or other agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000 that is not terminable by the Company or such Subsidiary (y) upon notice of sixty (60) days or less, and (z) without incurring a termination cost or penalty of $250,000 or more;

(vi) lease or other agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000 that is not terminable by the Company or such Subsidiary (y) upon notice of sixty (60) days or less, and (z) without incurring a termination cost or penalty of $1,000,000 or more;

(vii) agreement with a payment amount which exceeds $250,000 that is not terminable by the Company or such Subsidiary (y) upon notice of twelve (12) months or less and (z) without incurring a termination cost or penalty of $250,000 or more;

(viii) agreement with a Key Customer;

(ix) agreement with a Key Supplier;

(x) agreement that (a) involves any “most favored nation” rights or similar rights or obligations of the Company, its Subsidiaries or any other Person or any other similar provision, or (b) restricts in any material respect the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world or that grants any material exclusive rights to the Company, any of its Subsidiaries or any other party thereto;

(xi) agreements with, or relating to the provision of goods or services to, any Governmental Body or any agency thereof (other than agreements that have been entered into in the ordinary course);

(xii) agreement relating to any acquisition or disposition by the Company of any assets, rights or properties of the Company or any merger, consolidation or similar business combination transaction pursuant to which the Company has (A) any unfulfilled obligation to pay any purchase price thereunder in excess of $1,000,000 or (B) any deferred purchase price, “earn-out”, purchase price adjustment or similar contingent purchase price payment obligation;

(xiii) agreement that involves any take-or-pay or requirements arrangement other than in the ordinary course of business;

(xiv) agreement relating to any joint venture, legal partnership, profit sharing or similar arrangement involving any joint conduct or sharing of any business venture or enterprise, or a sharing of profits or losses pursuant to which the Company or its Subsidiaries has any ownership interest in any other Person or business enterprise, other than the Company’s Subsidiaries;

(xv) shareholders’ agreement, voting agreement, voting trust agreement, registration rights agreement or similar agreement relating to the organization, management or operation of the Company or its Subsidiaries;

(xvi) agreement that contains any provision pursuant to which the Company or its Subsidiaries is obligated to indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of an agreement for the purchase or sale of products or services in the ordinary course;

(xvii) powers of attorney and any other similar grants of agency;

(xviii) agreement that evidences the settlement or compromise of any proceeding involving either (a) any ongoing payment obligations by the Company or its Subsidiaries, (b) the imposition of any non-monetary restrictions upon the Company or its Subsidiaries that continue to be in effect or (c) the admission of wrongdoing on the part of the Company or its Subsidiaries;

(xix) agreement pursuant to which the Company or its Subsidiaries has or may have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s or similar fees or expenses) in connection with this Agreement or the Transactions; provided that any fee and expense information in such contracts may be redacted;

(xx) agreement with any of the top 25 largest distributors or resellers of the Company and its Subsidiaries based on revenue for the fiscal year ended December 31, 2017; or

(xxi) agreement, whether orally or in writing, to enter into any of the foregoing.

(b) Each of the agreements listed or required to be listed on Schedule 3.11 and each of the Leases is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the knowledge of the Company, each of the other parties thereto, and is not subject to any claims, charges, set-offs or defenses. Neither the Company nor any of its Subsidiaries, as applicable, is in material default (with or without notice or lapse of time or both), or is alleged in writing by the counterparty thereto to have breached or to be in material default, under any Lease or any agreement listed or required to be listed on Schedule 3.11, and, to the knowledge of the Company, the other party to each Lease or each of the agreements listed or required to be listed on Schedule 3.11 is not in material default (with or without notice or lapse of time) thereunder. The Company has made available to Buyer complete and correct copies of all agreements required to be listed on Schedule 3.11 and all Leases, together with all modifications, amendments and supplements thereto. None of the agreements listed or required to be listed on Schedule 3.11 or any of the Leases has been canceled or otherwise terminated, and neither the Company nor its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination.

3.12 Real and Personal Property.

(a) Schedule 3.12(a) contains a complete and correct list of all real property leased, subleased or licensed by the Company and its Subsidiaries or with respect to which the Company and its Subsidiaries have the right to use, occupy or access pursuant to real property agreements, including easements, rights of way, railway agreements or other similar real property agreements with respect to which the annual lease payments are greater than $1,000,000 (the “Leased Real Property”), and the agreements pursuant to which such Leased Real Property is leased, subleased or licensed (the “Leases”). The Company has made available to Buyer a true and complete copy of each of the Leases (including all amendments, restatements, modifications and supplements thereto) and the Leases are valid, binding and in full force and effect. Except as set forth on Schedule 3.12(a), (i) to the knowledge of the Company, there exists no condition which, with the giving of notice, the passage of time, or both, would reasonably be expected to become a default under any Lease, (ii) neither the Company nor its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, and (iii) neither the Company nor its Subsidiaries is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein.

(b) The Company and its Subsidiaries have a valid and binding leasehold interest in each Leased Real Property and such leasehold interests in the Leased Real Properties are free and clear of all encumbrances other than Permitted Liens. Except as set forth in Schedule 3.12(b), neither the Company nor any of its Subsidiaries has assigned (collaterally or otherwise), transferred, conveyed, mortgaged, deeded in trust, granted a security interest in or encumbered any interest in the leasehold or any of its rights under any Lease.

(c) The Company and its Subsidiaries do not own any real property and do not have any obligation to purchase any real property.

3.13 Intellectual Property.

(a) The Company and its Subsidiaries have all rights necessary to use all Intellectual Property that is used, held for use, and/or owned by the Company or any of its Subsidiaries (collectively, “Company Intellectual Property”). Other than any Company Intellectual Property owned by a third party (the “Third Party Intellectual Property”), the Company and its Subsidiaries own all rights, title, and interest in and to all Company Intellectual Property (the “Owned Intellectual Property”). Immediately after the Closing, the Company and its Subsidiaries will own all Owned Intellectual Property as owned by them before the Closing. Schedule 3.13(a)(i) sets forth a true and complete list of all Owned Intellectual Property that is registered, filed or issued under the authority of any Governmental Body, and all applications for Intellectual Property (collectively, “Registered Intellectual Property”), identifying for each item of Registered Intellectual Property the owner thereof, the application or patent or registration number thereof and the applicable jurisdictions in which such registration or patent issued or such application was filed. Except as set forth on Schedule 3.13(a)(ii), the Company or one or more of its Subsidiaries own all Owned Company Intellectual Property free and clear of all Liens, other than Permitted Liens, except as is not material to the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 3.02, the Company and its Subsidiaries have all rights, and will continue to have immediately after the Closing the same rights, to use all Third Party Intellectual Property as it is used or held for use by the Company or any of its Subsidiaries under valid license agreements.

(b) Neither this Agreement nor the Closing does or will (i) cause any Person other the Company and its Subsidiaries to acquire, have, or receive any ownership, co-ownership, license, Lien, claim, or right in or to any Company Intellectual Property, or (ii) give any Person the right to challenge the ownership, validity, or enforceability of, or any right to, any Company Intellectual Property, or (iii) cause any license or right to any Third Party Intellectual Property to be terminated, modified, or changed, or cause any other Person to have the right terminate, modify, or change such license or right to any Third Party Intellectual Property, or (iv) obligate Buyer to pay any royalty, fees, or other amount in connection with any Owned Intellectual Property to any Person other than any such royalty, fee, or amount set forth in the other the same royalty, fee, and other material amount that is not also owed for the same reason in the same amount before the Closing, or (v) cause any loss or impairment of any ownership or right in or to any Owned Intellectual Property.

(c) None of the products, services, or research or development, or any conduct of business as currently conducted, of the Company or any of its Subsidiaries infringes, misappropriates, or violates any Intellectual Property of any Person. There is no pending or threatened claim, action, or proceeding, and there has not been during three (3) years preceding the Effective Date any claim, action, or proceeding, and no Person has, to the knowledge of the Company, made or initiated any claim, action, or proceeding, alleging any infringement, misappropriation, or violation of any Person’s Intellectual Property by the Company or any of its Subsidiaries or any product, service, or conduct of the business of the Company or its Subsidiaries.

(d) To the knowledge of the Company, no Person is, or has been during three (3) years preceding the Effective Date, infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property and the Company and its Subsidiaries have not, during such time, made or initiated any claim, action, or proceeding alleging such infringement, misappropriation or violation. Since January 1, 2015, there has been no pending or threatened proceeding alleging that a third party is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company, or has previously done so.

(e) The Company and its Subsidiaries have taken steps that are reasonable under the circumstances to maintain and protect the confidentiality of all its material trade secrets included in the Owned Intellectual Property and any confidential or non-disclosure information of any Person regarding which the Company or its Subsidiaries have a confidentiality obligation, and the Company and its Subsidiaries have complied with such confidentiality or non-disclosure obligations. Each of the Company and its Subsidiaries (i) have during the past three (3) years complied with and is in compliance in all material respects with its posted privacy policies and (ii) has during the past three (3) years collected, accessed, stored, processed, transferred and disposed of personal identifiable information in a secure manner using reasonable technical measures.

(f) Except as set forth in Schedule 3.13(a)(i), (i) all of the patents and registrations included in the Registered Intellectual Property are valid, subsisting, and enforceable, and (ii) with regard to all patents, registrations, and applications included in the Registered Intellectual Property, all maintenance and renewal fees and all applications fees owed and due have been paid and, subject to the Company’s reasonable business judgment, all documents to be submitted and filings to be made for any patent, registration, or application have been made. All prosecution files, communication with any Governmental Body or communication with any third party regarding any Registered Intellectual Property are in the possession and control of, and will remain immediately after the Closing in the possession and control of, the Company and its Subsidiaries. Except for office actions issued in the ordinary course of prosecution of any application included in the Registered Company Intellectual Property since January 1, 2015, no action, suit or claim by any third party contesting the validity, ownership, registrability, right to exploit or enforceability of any of the Owned Intellectual Property has been made or has been threatened, in each case in writing.

(g) Neither the Company nor any of its Subsidiaries has disclosed, licensed, released, or delivered to any Person or agreed to disclose, license, release, or deliver to any Person, any source code or related confidential materials for any material software, firmware, applications, and programs owned by the Company or one or more of its Subsidiaries (such software, “Company Software”), which is deemed included in the Owned Intellectual Property, other than to employees, consultants and contractors of the Company or any of its Subsidiaries that are subject to written confidentiality obligations with respect to such source code. Neither the Company nor or any of its Subsidiaries is a party to any source code escrow agreement (or other agreement obligating the Company to enter into a source code escrow agreement) requiring the deposit of any source code for any Company Software. Schedule 3.13(g) sets forth a true and complete list of all Company Software, which includes all software, firmware, applications, and programs that are licensed by the Company or any of its Subsidiaries as part of or with, or are included in, any product or service offered or provided by the Company or any of its Subsidiaries (“Company Product Software”).

(h) Schedule 3.13(h) sets forth a true and complete list of all software, firmware, applications, and programs of a third party that is incorporated or embedded in, or combined or integrated or bundled with, any Company Product Software, or provided or directed by the Company or any of its Subsidiaries to be linked to any Company Product Software (“Third Party Software”). No Open Source Software is or has been included, incorporated, or embedded in, linked to, or combined or distributed with, or used in the development, maintenance, operation, delivery or provision of, any Company Software, in each case, in a manner that subjects any object code or source code for any material Company Software to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person.

(i) All Persons (including employee, contractor and consultant of the Company or its Subsidiaries) who have participated in or contributed to the creation, modification, or development of any material Owned Intellectual Property, or any other Intellectual Property for or on behalf of the Company or one of its Subsidiaries or under the direction or supervision of them have executed and delivered to the Company or one of its Subsidiaries (i) a written non-disclosure and confidentiality agreement, and (ii) an invention assignment agreement providing for the assignment by such Person to the Company or one of its Subsidiaries of all right, title, and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or contract with the Company or one of its Subsidiaries, as applicable. Correct and complete copies of forms of all such agreements in (i) and (ii) have been made available to Buyer. To the knowledge of the Company, no such Person has breached or defaulted under any such agreement.

(j) The computers, servers, network equipment, software and other information technology systems owned, licensed or leased by the Company or its Subsidiaries (“IT Systems”) are adequate and sufficient in all material respects for the business or operations of the Company and its Subsidiaries as currently conducted. Each of the Company and its Subsidiaries has taken and takes reasonable measures in accordance with good industry practice to preserve and maintain the performance, security and integrity of the IT Systems (and any software, information or data stored thereon) and to prevent and avoid any loss, failure, and corruption, any unauthorized access or use, and any code, software, or computer instruction of an unwanted or malicious nature or purpose that is designed to interfere with use or right to quiet enjoyment of any software or system, or allow access to data or information by anyone not authorized to access such data or information, or interfere with or prevent use of any software, system or network (including any code, software, or computer instruction commonly known as computer viruses, worms, Trojan Horses, malware, adware, and self-destruction or termination mechanisms). In the three (3) years prior to the date hereof, (i) there has been no failure with respect to any IT Systems that has had a material adverse effect on the operations of the Company or a its Subsidiaries that has not been fully remedied and (ii) to the knowledge of the Company, there has been no unauthorized use of or access to any IT Systems (or any software, information or data stored thereon).

(k) No government funding, facilities or other resources (including any employees) of a university, college, educational institution or research center, or funding from third parties, was used in the development of any Owned Intellectual Property.

3.14 Privacy and Data Security. Since January 1, 2015, the Company and its Subsidiaries have (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines (complete and correct copies of which have been made available to Buyer), contracts to which it is party or otherwise bound, and all applicable Law relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information, and (ii) taken commercially reasonable measures to ensure that Personally Identifiable Information and is protected against loss, damage, and unauthorized access, use, modification, or other misuse, including any Personally Identifiable Information created, received, maintained or transmitted on behalf of the Company and its Subsidiaries’ customers. Since January 1, 2015, there has been no loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Personally Identifiable Information or other information owned, held or controlled by Company (collectively, “Information”). Since January 1, 2015, no Person has provided any written notice, made any written claim, or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Information by the Company or its Subsidiaries or any of its respective employees or contractors and, there is no reasonable basis for any such notice, claim or action. Neither the execution of the Transaction Documents nor the consummation of the Transactions, with or without notice or lapse of time, violate any privacy policy, contract or applicable Law relating to the Information.

3.15 Employees. Except as set forth on Schedule 3.15:

(a) The Company and its Subsidiaries are, and have been at all times since January 1, 2015, in compliance in all material respects with all currently applicable Laws and their own policies, handbooks, work rules, and internal regulations, in each case, relating to labor and employment, employment practices or termination of employment of its current or former employees, consultants, or service providers respecting provisions thereof relating to wages, hours, meal and rest breaks, vacation, equal opportunity, collective bargaining, layoffs, plant closing, immigration compliance, termination of employment, nondiscrimination, harassment or retaliation in employment, terms and conditions of employment, tax withholding and payment of social security and similar Taxes, worker classification (including the proper classification of workers as independent contractors and consultants and classification of employees as exempt and non-exempt under the FLSA and similar Laws), workers’ compensation, and occupational safety and health and employment practices, including the Immigration Reform and Control Act. There are no administrative charges or court complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any federal, foreign, state or local court or government agency, including but not limited to the U.S. Equal Employment Opportunities Commission concerning any alleged violation of any Law pertaining to labor relations or employment matters in each case, that if adversely determined would be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries are liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits or social security for employees (other than routine payments to be made in the normal course of business and consistently with past practice). Neither the Company nor any of its Subsidiaries has any unsatisfied COBRA obligations with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.

(b) There is no unfair labor practice charge, claim, or complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar foreign, state or local government agency. Since January 1, 2015, neither the Company nor any of its Subsidiaries has experienced any union or labor organizing or decertification activities, and, to the knowledge of the Company, no such activities are underway or threatened. Since January 1, 2015, neither the Company nor any of its Subsidiaries has experienced any strikes, work stoppage, picketing, slowdowns, employee grievance, or other material labor disputes, and, to the knowledge of the Company, no such disputes are underway or threatened. Neither the Company’s, nor any of its Subsidiaries’, nor their employees are, or have been, a signatory to a collective bargaining agreement with any trade union, works council, employee representative or group of employees or similar labor organization or group. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(c) Since January 1, 2015, neither the Company nor any of its Subsidiaries has implemented any employee layoffs that gave rise to notice obligations under the Worker Adjustment and Retraining Notification Act or any similar Law (collectively, the “WARN Act”).

(d) Schedule 3.15(d) sets forth a complete and correct list of all individual independent contractors and employees providing services to the Company or its Subsidiaries as of the date hereof, including for each such individual: the position, base compensation payable (or fee structure for independent contractors), bonus opportunity, date of engagement or hire, location, worker status (independent contractor or employee), employee status (if applicable), and job classification (exempt or non-exempt, if applicable).

(e) Schedule 3.15(e) sets forth an accurate and complete list of all officers and other employees of the Company or any of its Subsidiaries who have voluntarily or involuntarily terminated employment in the last ninety (90) days or whose hours of work have been reduced by more than 50% during the 90-day period.

(f) To the knowledge of the Company, each employee of the Company and its Subsidiaries working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. The Company or its Subsidiaries has in its files a Form I-9 that, to the knowledge of the Company, was completed in accordance with applicable law for each employee of the Company or its Subsidiary for whom such form is required under applicable law.

(g) To the knowledge of the Company, each employee of the Company or its Subsidiaries, working outside the United States has the lawful right to work in his or her current position for the Company or its Subsidiaries.

3.16 Employee Benefit Plans.

(a) Schedule 3.16(a)(i) sets forth a complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each incentive or bonus, deferred compensation, retirement, pension, profit sharing, supplemental retirement, salary continuation, commission, change of control, termination, retention, stock purchase, stock option or equity or equity-based, material fringe, employee assistance, paid time off, vacation, sickness, disability, death, life insurance, post-employment welfare, medical, dental, vision, material perquisite and any other material compensation or employee benefit plan, program, agreement or arrangement, in each case, that is sponsored, maintained, contributed by or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have material liability, but not including any Foreign Benefit Plan (collectively, the “Plans”). Schedule 3.16(a)(ii) sets forth a complete and correct list of each Foreign Benefit Plan. In respect of each Plan and Foreign Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Buyer: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and the current related trust or other funding vehicles or insurance policies with respect to each such Plan and Foreign Benefit Plan, (ii) a written description of each material Plan and Foreign Benefit Plan that is not otherwise in writing, (iii) the most recent summary plan description, and all related summaries of material modifications thereto, (iv) the most recent Form 5500 (including schedules and attachments) for each of the three (3) most recent plan years and financial statements for the three (3) most recent plan years, and (vi) the most recent IRS determination or opinion letter.

(b) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred subsequent to the issuance of the most recent determination letter that would reasonably be expected to cause such Plan to lose its qualified status. The Plans and Foreign Benefit Plans have been established, administered, registered (where required) and operated in all material respects in accordance with its terms, and comply in form and in operation in all material respects with their terms and applicable Laws, including the requirements of the Code and ERISA.

(c) With respect to the Plans and Foreign Benefit Plans (to the extent applicable), (i) all material contributions required to have been made by the Company or any of its Subsidiaries have been made, (ii) there are no actions, suits or claims pending or, to the Company’s knowledge, threatened that are material to the Company and its Subsidiaries taken as a whole other than routine claims for benefits, including any audit or investigation by any Governmental Body, and (iii) to the Company’s knowledge, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that would result in material liability to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have timely made in all material respects the contributions required to be made by them with respect to employees located outside the United States to any plan that is sponsored by or to which contributions are mandated by a Governmental Body.

(d) No Plan is, and none of the Company or any of its Subsidiaries sponsors, maintains, contributes to, or has any obligation or liability (including on account of any Person under common control within the meaning of Section 414 of the Code with the Company or any of its Subsidiaries) with respect to, any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA). No Plan is a “multiple employer plan” described in Section 413(c) of the Code, or any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Plan nor Foreign Benefit Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of a retirement or redundancy.

(e) Each Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been in material compliance with Section 409A of the Code in both form and operation. Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any interest or additional tax set forth under Section 409A(a)(1)(B) of the Code. Each Option was granted with an exercise price equal to no less than the fair market value of the underlying Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code.

(f) None of the Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any material life insurance or material medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Law. Neither the Company nor any of its Subsidiaries has any liability for any Tax imposed under Code Section 4980B or Code Section 4980H of the Code.

(g) Except as set forth on Schedule 3.16(g) or as required by applicable Law, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (whether alone or in combination with any other event, but where such event alone would not result in the following) (excluding any agreement contract, arrangement or plan entered into by, or at the direction of, Buyer or its Affiliates): (i) accelerate the time of payment or vesting of benefits, result in the payment being due, or increase the benefits or the amount of compensation payable under any Plan or Foreign Benefit Plan, (ii) trigger any funding obligation under any Plan or Foreign Benefit Plan, or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any interest or additional tax set forth under Section 4999 of the Code.

3.17 Insurance. Schedule 3.17 sets forth a complete and correct list of each insurance policy maintained by or on behalf of the Company and its Subsidiaries on their properties, assets, products, business or personnel that is material to the Company and its Subsidiaries taken as a whole. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation, termination or denial or reduction of coverage or material premium increase has been received with respect to any such insurance policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a breach or default under, or permit cancellation, termination, denial or reduction of coverage or material premium increase with respect to such policy, and to the Company’s knowledge no insurer has threatened the same, (c) none of the Company or its Subsidiaries has received a notice of non-renewal from any of its insurers and (d) neither the Company nor any of its Subsidiaries has made any claim under any such insurance policies as to which coverage has been disputed in writing (other than reservation of rights letters) by the applicable insurers. Except as set forth on Schedule 3.17, neither the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

3.18 Environmental Matters. Except as set forth on Schedule 3.18:

(a) The Company and each of its Subsidiaries are, and have since January 1, 2015 been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all Permits required under Environmental Laws that are material to the operations of the Company and its Subsidiaries taken as a whole as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has since January 1, 2015 received a written notice from any Governmental Body or any other Person that the Company and its Subsidiaries are in actual or alleged violation of or have liability under Environmental Laws, including any such notice regarding Hazardous Substances.

(c) No Hazardous Substance has been released by the Company or its Subsidiaries at any Leased Real Property in violation of, or in a manner that has resulted in or could reasonably be expected to result in a material Liability under, any Environmental Law.

(d) The Company has made available to Buyer complete and correct copies of all material environmental assessments, audits, studies, reports and analyses with respect to the Company or any Subsidiary or the Leased Real Property, and any material documentation related to any current or outstanding claims under Environmental Laws, which claims could result in the Company or any of its Subsidiaries incurring material losses under Environmental Laws, to the extent such materials are in its possession, custody or control.

3.19 Affiliated Transactions. Except as set forth on Schedule 3.19, no officer, director, or Affiliate of the Company or any of its Subsidiaries or any Affiliate or immediate family member of any such officer, director, or Affiliate (a) is a party to any agreement or transaction with the Company or its Subsidiaries, other than (i) loans and other extensions of credit to directors and officers of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course, (ii) customary employment arrangements in the ordinary course of business and (iii) the Plans, (b) has any material interest or right in any material property or right, tangible or intangible, used by the Company or its Subsidiaries, (c) to the Company’s knowledge, competes directly or indirectly with the Company or any of its Subsidiaries, or (d) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is a lessor, lessee, licensor, licensee, distributor, material supplier or customer of the Company or any of its Subsidiaries.

3.20 Broker Fees. Except as set forth on Schedule 3.20, there is no investment banker, broker, financial advisor, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary and is entitled to a fee or commission in connection with the Transactions from the Company or any Subsidiary.

3.21 Key Customers and Suppliers.

(a) Neither the Company nor its Subsidiaries have any outstanding material disputes concerning its products or services with any customer that, in the fiscal year ended December 31, 2017, was one of the 10 largest sources of recurring revenues for the Company and its Subsidiaries on a consolidated basis, based on amounts paid (each, a “Key Customer”), and, to the Company’s knowledge, no Key Customer has any material dispute with the Company or its Subsidiaries. Schedule 3.21(a) sets forth a complete and correct list of each Key Customer. Since December 31, 2017, (i) no Key Customer has terminated its relationship with the Company or its Subsidiaries, as applicable, and (ii) neither the Company nor its Subsidiaries have received any information from any Key Customer that such Person intends to cease conducting business with the Company or its Subsidiaries or that such Person intends to terminate its existing relationship with the Company or its Subsidiaries.

(b) Neither the Company nor its Subsidiaries have any material disputes concerning any products and/or services provided by any supplier or vendor who, in the fiscal year ended December 31, 2017, was one of the 10 largest suppliers of products and/or services to the Company and its Subsidiaries on a consolidated basis, based on amounts paid (each, a “Key Supplier”), and, to the Company’s knowledge, no Key Supplier has any material dispute with the Company or its Subsidiaries. Schedule 3.21(b) sets forth a complete and correct list of each Key Supplier. Since December 31, 2017, (i) no Key Supplier has terminated its relationship with the Company or its Subsidiaries, as applicable, and (ii) neither the Company nor its Subsidiaries have received any information from any Key Supplier that such Person intends to cease conducting business with the Company or its Subsidiaries or that such Person intends to terminate its existing relationship with the Company or its Subsidiaries.

3.22 No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, Buyer and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided, including pursuant to Section 5.02, to Buyer or its Affiliates or Advisors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company that the statements in this ARTICLE IV are correct as of the date of this Agreement and as of the Closing.

4.01 Organization; Power and Capitalization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case, with full power and authority to enter into this Agreement and each other Transaction Document to which they are or will be a party and perform all of its obligations hereunder and thereunder. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), all of which are issued and outstanding and owned by Buyer.

4.02 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action by Buyer and Merger Sub, and no other corporate proceedings on the part of each of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement by Buyer or Merger Sub. This Agreement has been, and the other Transaction Documents to which they are or will be a party have been or will be, duly and validly executed and delivered by each of Buyer and Merger Sub, and, assuming that this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of the Company or the other parties thereto, this Agreement constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Assuming receipt of and subject to the HSR Approval, neither Buyer nor Merger Sub is subject to or obligated under its respective certificate of incorporation or bylaws (or equivalent organizational documents), any applicable Law, or any material agreement or instrument, or any material license, franchise or permit, or subject to any Order, that will be breached or violated in any material respect by Buyer’s or Merger Sub’s execution, delivery and performance of this Agreement and other Transaction Documents to which it is or will be a party, and the consummation of the Transactions, except for any such breaches or violations that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.03 Governmental Bodies; Consents. Each of Buyer and Merger Sub is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.04 Litigation. As of the date of this Agreement, there are no actions, suits, claims, investigations or proceedings pending or, to Buyer’s or Merger Sub’s knowledge, threatened against or affecting Buyer, Merger Sub or any of their respective Affiliates at law or in equity, or before or by any Governmental Body, that will materially adversely affect Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the Transactions.

4.05 Broker Fees. Except for Goldman Sachs & Co, LLC, all of whose fees and expenses will be borne solely by Buyer, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Merger Sub or any of their respective Affiliates that might be entitled to any fee or commission in connection with the Transactions.

4.06 Investment Representation; Investigation. Buyer is acquiring the capital stock of the Surviving Corporation for its own account with the present intention of holding the capital stock of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Each of Buyer and Merger Sub is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Each of Buyer and Merger Sub has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.

4.07 Financial Capability. Buyer and Merger Sub have, and shall have available at the Closing, sufficient sources of immediately available funds to pay all obligations of Buyer and Merger Sub hereunder, including (i) the amounts payable pursuant to Section 2.02(a), including amounts owing in respect of Closing Indebtedness to be repaid in connection with the Closing and Transaction Expenses, and (ii) all of the out-of-pocket costs of Buyer, Merger Sub and the Surviving Corporation arising from the consummation of the Transactions, and there is no restriction on the use of such cash for such purposes. Each of Buyer and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement (including consummating the Merger) that Buyer and/or Merger Sub (or the Surviving Corporation) obtain financing for or related to any of the Transactions.

4.08 Solvency. Assuming satisfaction of the closing conditions set forth in Section 7.02, immediately after giving effect to the Transactions, Buyer and each of its Subsidiaries (including the Surviving Corporation), will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming satisfaction of the closing conditions set forth in Section 7.02, immediately after giving effect to the Transactions, Buyer and each of its Subsidiaries (including the Surviving Corporation), will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including the Surviving Corporation).

4.09 No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, the Company acknowledges that neither Buyer, Merger Sub nor any other Person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information provided to the Company or its Affiliates or Advisors by Buyer or Merger Sub.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of Company.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts (x) to conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past practice, (y) to preserve substantially intact its business organization, and (z) to preserve in all material respects its present relationships with its customers, suppliers and other persons with which it has material business relations; provided that, notwithstanding the foregoing, (i) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.01 will be deemed a breach of this Section 5.01(a), unless such action would constitute a breach of one or more of such other provisions, and (ii) the Company and its Subsidiaries’ failure to take any action prohibited by Section 5.01(b) will not be a breach of this Section 5.01(a).

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as (v) otherwise contemplated or permitted by this Agreement, (w) set forth on Schedule 5.01(b), (x) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), (y) required by any contract set forth on Schedule 3.11 or (z) required by Law, the Company will not, and will not permit its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet and prior to the date hereof, would have been required to be disclosed on Schedule 3.07.

(c) For the avoidance of doubt, nothing contained herein shall permit Buyer or Merger Sub to control the operation of the Company and its Subsidiaries prior to the Closing.

(d) Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Adjustment Calculation Time and so long as no breach of the Existing Credit Facilities would result therefrom, the holders of Capital Stock and Options shall be entitled to receive from the Company and its Subsidiaries by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company and its Subsidiaries prior to and as of the Adjustment Calculation Time, and to use such cash and cash equivalents to pay or repay any liabilities of the Company and its Subsidiaries (including amounts owed under the Existing Credit Facility).

5.02 Access to Books and Records. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, provide Buyer, Merger Sub, or their respective Affiliates and Advisors with reasonable access, during normal business hours and upon reasonable advanced notice, to the facilities, assets, properties, financial information, senior management-level employees, books and records, contracts and documents of or regarding the Company and its Subsidiaries as reasonably requested from time to time; provided that (a) such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its representatives if such access or disclosure would (y) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of Buyer, the Surviving Corporation or their Subsidiaries, or (z) contravene any Law or other contractual obligation of confidentiality. The Company does not make any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 5.02, and Buyer and Merger Sub may not rely on the accuracy of any such information, in each case, other than the representations and warranties of the Company expressly and specifically set forth in ARTICLE III regarding the Company and its Subsidiaries, and the providing of any such information will not expand the claims or remedies available hereunder to Buyer, Merger Sub, or the Buyer Group in any manner. The information provided pursuant to this Section 5.02 will be used solely for the purpose of effecting the Transactions, and will be governed by all the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this Agreement or in the Confidentiality Agreement, Buyer, its Subsidiaries and their respective Representatives may disclose information of the Company and its Subsidiaries to the Financing Sources and the Financing Source Related Parties without any further consent of the Company or its Affiliates subject to the confidentiality and use terms of the Confidentiality Agreement.

5.03 Regulatory Filings. Subject to Section 9.03, the Company will and will cause its Subsidiaries to, (a) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (b) coordinate and cooperate with Buyer and Merger Sub in exchanging such information and providing such assistance as Buyer and Merger Sub may reasonably request in connection with the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances. The parties agree that this Section 5.03 (and not Section 5.06) sets forth the Company’s sole obligations with respect to regulatory filings, other than filings under the HSR Act, which is governed solely by Section 9.03.

5.04 Exclusivity. From immediately after the execution and delivery of this Agreement and through the Closing (or the earlier termination of this Agreement pursuant to ARTICLE VIII), neither the Company, the Representative nor their respective Affiliates will, nor shall they authorize or permit any of their directors, partners, officers, managers, employees, agents or Advisors to, directly or indirectly (i) take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person (other than Buyer, Merger Sub and their respective Advisors acting in such capacity) concerning any merger or recapitalization involving the Company or its Subsidiaries, sale of the Capital Stock or other equity interests of the Company or its Subsidiaries, any sale of all or substantially all of the assets or equity interests of the Company or its Subsidiaries or similar transaction involving the Company or its Subsidiaries (other than in the ordinary course of business) (an “Acquisition Transaction”), (ii) enter into any understanding or agreement regarding an Acquisition Transaction, or (iii) otherwise cooperate with, assist, participate in, facilitate or otherwise encourage any effort or attempt by any Person to pursue an Acquisition Transaction or to effect a transaction inconsistent with the Transaction. The Company will, and will cause its Subsidiaries and their respective officers, directors, and Advisors to (to the extent they have not already done so) (x) immediately terminate any and all negotiations or discussions with any third party regarding any proposal concerning an Acquisition Transaction, including any access to any online or other datasites, and (y) promptly notify Buyer in writing of any proposal concerning an Acquisition Transaction it or any of its Affiliates or any officer, director, manager, employee, agent or representative thereof receives on or after the date hereof.

5.05 Confidentiality. From the date hereof until the earlier of the Closing or termination of this Agreement, and following the termination of this Agreement should the Closing not occur, the information provided pursuant to Section 5.02 will be governed by the terms of the Confidentiality Agreement, as modified by the last sentence of Section 5.02.

5.06 Reasonable Best Efforts. Subject to the terms of this Agreement, the Company will, and will cause its Subsidiaries and Advisors to, use their reasonable best efforts to (i) obtain consents from the counterparties under the agreements set forth on Schedule 5.06 by soliciting the consent of such counterparties as required by the applicable agreement, and (ii) cause the Transactions to be consummated as promptly as practicable and not take any action intended to, or that would reasonably be expected to, prevent, impede or delay the Closing. For purposes of this Agreement, the “reasonable best efforts” of the Company will not require the Company or any of its Subsidiaries, Affiliates or Advisors to (a) subject to the Company’s compliance with Section 9.03, Section 9.05(a) and clause (i) of this Section 5.06, obtain any consent required for the consummation of the Transactions, or (b) pay any fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any contract to which the Company or its Subsidiaries is a party or is bound for the consummation of the Transactions. For the avoidance of doubt, the receipt by the Company and/or its Subsidiaries of any consents under clause (i) of this Section 5.06 will not be a condition to the Closing.

5.07 280G Cooperation. The Company will, prior to the Closing Date, (a) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (b) submit to its stockholders for a vote all such waived payments in a manner such that, if such vote is approved by the stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payments by the Company to any employees of the Company or any of its Subsidiaries arising in whole or in part as a result of the Transactions based on arrangements in place at the Closing (other than arrangements entered into at the direction of Buyer or its Affiliates on the Closing Date) will be characterized as parachute payments under Section 280G of the Code; provided that in no event will this Section 5.07 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company or any Subsidiary thereof and in no event will the Company be deemed in breach of this Section 5.07 if any such Person refuses to waive any such rights. Prior to the delivery to the stockholders of documents in connection with the stockholder approval contemplated under this Section 5.07, the Company will provide Buyer and its counsel with a reasonable opportunity to review and comment on all documents to be delivered to the stockholders and disqualified individuals in connection with the waivers and vote.

5.08 Repayment of Indebtedness. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a draft copy of a customary payoff letter (each a “Payoff Letter”) (subject to delivery of funds as arranged by Buyer) from the Administrative Agent (as defined in the respective Existing Credit Facilities) under each Existing Credit Facility, and, on the Closing Date, the Company shall deliver to Buyer an executed copy of such Payoff Letter. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to take actions necessary to facilitate the termination of commitments under each of the Existing Credit Facilities, subject to the occurrence of the Closing, the repayment in full of all Indebtedness then outstanding thereunder (using funds arranged by Buyer) and the release of any Liens and termination of all guarantees supporting such Existing Credit Facilities substantially contemporaneously with the Closing.

5.09 Assistance regarding Buyer Financing.

(a) The Company will use reasonable best efforts to, and will cause its Subsidiaries to use reasonable best efforts to, and will use reasonable best efforts to cause their respective officers, employees, accountants, legal counsel, financial advisors and consultants to, (i) provide to Buyer and its officers, employees, accountants, legal counsel, financial advisors, consultants and Financing Sources (and their respective legal counsel) upon reasonable advance notice reasonable access for reasonable periods during normal business hours to the management and books and records of the Company and its Subsidiaries, and (ii) furnish promptly to Buyer all other readily available information concerning the business, properties, operations and personnel of the Company and its Subsidiaries as Buyer may from time to time reasonably request to facilitate the financing of the transactions contemplated by this Agreement.

(b) Prior to the Closing Date or a termination of this Agreement, to the extent requested by Buyer with reasonable prior notice, the Company will use reasonable best efforts to, and will use reasonable best efforts to cause the Company’s Subsidiaries and the Company’s management to timely provide or cause to be provided to Buyer all cooperation reasonably requested by Buyer to assist it with facilitating the financing of the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to provide or cause to be provided to Buyer:

(i) such readily available information as is reasonably requested in connection with the legal and business due diligence process for bank loan financing or offerings of securities;

(ii) upon reasonable prior notice and at times and locations to be reasonably agreed, participation of senior management of the Company in a reasonable number of due diligence sessions, drafting sessions and rating agency meetings, as well as a reasonable number of meetings with Financing Sources;

(iii) assistance with the preparation of relevant readily available information of the Company and its Subsidiaries in any rating agency presentations, bank lender information memoranda, any draft offering memorandum and any other offering documents, including offering memoranda, private placement memoranda and prospectuses, road show materials, and similar, related or ancillary documents;

(iv) assistance with obtaining ratings from one or more rating agencies with respect to corporate ratings and ratings for the Debt Financing;

(v) assistance of the Company’s auditors in finalizing or producing comfort in form customary for an offering of securities (including customary negative covenants) on the information contained in the offering documents and customary auditor consents to the inclusion of its audit opinion with respect to any Required Financial Information audited by such firm, including, if applicable, the inclusion of Viewpoint’s auditors’ audit opinion in a filing by Buyer of the Required Financial Information of Viewpoint in a Current Report on Form 8-K;

(vi) assistance with syndication (including delivery of customary authorization letters containing customary representations with respect to the Company and its Subsidiaries) and, upon reasonable prior notice, the participation of management in one or more “road shows” and reasonably cooperating with the marketing or solicitation efforts of Buyer, as reasonably requested by Buyer;

(vii) documents customary for an offering of securities as may be reasonably requested by Buyer, including (x) a certificate (which shall contain customary representations covered in a financing transaction) of the chief financial officer or other senior officer of the Company as to the accuracy of information contained in any offering or marketing documents with respect to the Company and its Subsidiaries and the accuracy of financial information that the Company’s auditors would not cover in their comfort letter, and (y) within five (5) Business Days prior to the Closing Date, all necessary “know your customer” (KYC) documents reasonably requested by the financing banks within ten (10) Business Days prior to the Closing Date;

(viii) a review of any disclosures of the acquired business in the offering or marketing documents or disclosure schedules related to the Definitive Debt Financing Agreements for completeness and accuracy; and

(ix) a valuation of Viewpoint as of the date it was acquired by Intermediate and reasonable cooperation with diligence efforts of Buyer and the providers of debt or equity financing with respect to the difference between the Required Financial Information of Waterfall and the Required Financial Information of Viewpoint,

provided, that, the Company and its Subsidiaries and representatives shall not be required to deliver any legal opinions or solvency certificates.

(c) The Company will use reasonable best efforts, and will cause its Subsidiaries to use reasonable best efforts, to the extent practical, to ensure the syndication efforts in connection with the Debt Financing benefit from the existing lender relationships of the Company and its Subsidiaries.

(d) The Company will, and will cause its Subsidiaries to, furnish to Buyer and, if applicable, the providers of debt or equity financing as promptly as practicable the Compliant Required Financial Information of Viewpoint; provided, that with respect to any pro forma financial information, the Company and its Subsidiaries will only be required to provide the historical financial information necessary to allow Buyer to prepare such pro forma financial information and provide reasonable consultation to assist Buyer in making pro forma adjustments; provided, that, neither the Company nor any of its Subsidiaries or representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization, any synergies or any costs savings that is required by, or disclosed within, such pro forma financial information. The Company will use reasonable best efforts to furnish to Buyer and the providers of debt and/or equity financing the Required Financial Information of Waterfall.

(e) Nothing in this Section 5.09 will require cooperation, access or information to the extent the same would (x) require the Company or its Subsidiaries to pay any fees, reimburse any expenses or give any indemnities or incur any other liability or enter into any other binding agreement or commitment or resolution or obligation or otherwise take any corporate or similar action prior to the Closing Date, (y) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries or (z) (A) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of Buyer, the Surviving Corporation or their Subsidiaries or (B) contravene any Law, contract or other obligation of confidentiality; provided, however, that, with respect to clauses (A) and (B) if such cooperation, access or information cannot be given pursuant to such clauses, the Company and its Subsidiaries shall give as much of such cooperation, access or information as is reasonably practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure or waiving such privilege. For the avoidance of doubt, the Company will not incur any liability under this Agreement, or otherwise, in connection with, the information provided by the Company and its Subsidiaries in connection with the financing of Buyer except for liabilities of the Company or its Subsidiaries to the extent they result from (i) the breach of any covenant or agreement (other than this Section 5.09) or any representation and warranty hereunder which would otherwise give rise to liability under Article X hereof, or (ii) the gross negligence, bad faith or the willful misconduct of the Company, its Subsidiaries or any of their respective representatives. Upon the request of the Company, Buyer and Merger Sub shall (i) indemnify and hold harmless the Company and its Subsidiaries and their respective representatives (collectively, the “Section 5.09 Indemnitees”) from and against any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) and other Losses directly or indirectly suffered or incurred by the Section 5.09 Indemnitees in connection with their cooperation and assistance obligations set forth in this Section 5.09, except and only to the extent such costs, expenses, and Losses are finally determined in a judicial proceeding (and not subject to further appeal) to have resulted from the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or any of their respective representatives or arise or result from information provided by the Company or any of its Subsidiaries in writing specifically for use in the financing offering or marketing documents containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company, its Subsidiaries and their respective representatives in connection with their cooperation and assistance obligations set forth in this Section 5.09, (iii) reimburse the Company for all reasonable and documented fees and out-of-pocket expenses of the Company’s independent registered accounting firm or its other representatives incurred in connection with the Company’s and its Subsidiaries’ cooperation and assistance obligations set forth in this Section 5.09, and (iv) reimburse the Company for any costs and expenses relating to or arising out of the preparation and delivery of the Required Financial Information of Waterfall up to a maximum aggregate amount under this clause (iv) of $750,000.

(f) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with any Buyer financing and solely in a manner that is not intended to, and would not reasonably be expected to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its and their marks.

(g) Notwithstanding anything in this Agreement to the contrary (x) the parties hereto acknowledge and agree that the provisions contained in this Section 5.09 represent the sole obligations of the Company and its Subsidiaries and representatives with respect to cooperation and/or assistance in connection with the arrangement of any of Buyer’s financing and (y) Buyer and Merger Sub each acknowledges and agrees that its obligations to consummate the Merger or any other Transactions are not contingent upon Buyer obtaining any financing.

ARTICLE VI

COVENANTS OF BUYER AND MERGER SUB

6.01 Access to Books and Records. From and after the Closing until the seven (7) year anniversary of the Closing Date, Buyer will, and will cause the Surviving Corporation to, provide the Representative (and its Advisors reasonably requiring such access in light of the purposes therefor) with reasonable access, during normal business hours, and upon reasonable advance notice, to (a) the books and records (for the purpose of examining and copying) of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and (b) employees, officers, advisors, accountants, offices and properties (including for the purpose of better understanding the books and records) of Buyer and the Company and its Subsidiaries. Unless otherwise consented to in writing by the Representative, neither Buyer nor the Surviving Corporation will, or will permit the Surviving Corporation’s Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of the Surviving Corporation and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof (at the Representative’s cost and expense) that Buyer or the Surviving Corporation or any of its Subsidiaries may intend to destroy, alter or dispose of. Notwithstanding the foregoing, no such access shall be permitted to the extent it would (i) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of Buyer, the Surviving Corporation or their Subsidiaries or (ii) contravene any Law, contract or other obligation of confidentiality.

6.02 Regulatory Filings. Subject to Section 9.03, Buyer and Merger Sub will, and will cause their respective Affiliates and Advisors to, (a) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (c) (i) supply as soon as reasonably practicable any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be necessary in connection therewith and (iii) use reasonable best efforts to take all actions reasonably necessary to obtain all required clearances. Notwithstanding anything to the contrary herein, Buyer and Merger Sub will not make or cause to be made any filing or submission to any Governmental Body prior to the Closing without the prior written consent of the Company (which will not be unreasonably conditioned, withheld or delayed) other than, subject to Section 9.03, any filing or submission required by the HSR Act. Subject to Section 9.03, Buyer, Merger Sub, and their respective Affiliates and Advisors will not communicate with any Governmental Body regarding the Transactions, this Agreement, or any other matter contemplated hereby without the prior written consent of the Company (which will not be unreasonably conditioned, withheld or delayed). For the avoidance of doubt, the parties agree that this Section 6.02 (and not Section 6.04) sets forth Buyer and Merger Sub’s sole obligations with respect to regulatory filings, other than filings under the HSR Act, which is governed by Section 9.03.

6.03 Notification. Each of Buyer and Merger Sub will promptly notify the Company of: (a) any notice or other communication from any Person to Buyer or Merger Sub alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Body to Buyer or Merger Sub related to or in connection with the Transactions; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened in writing against, whether civil, criminal, administrative or investigative, relating to or involving or otherwise affecting Buyer, Merger Sub or their respective Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04 or that relate to the consummation of the Transactions.

6.04 Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 6.04), Buyer and Merger Sub will, and will cause their respective Affiliates and Advisors to, (i) use their reasonable best efforts to cause the Transactions to be consummated as promptly as practicable and (ii) not take any action intended to, or that would reasonably be expected to, prevent, impede or delay the Closing. For purposes of this Agreement, the “reasonable best efforts” of Buyer and Merger Sub will not require Buyer, Merger Sub or any of its Subsidiaries, Affiliates or Advisors to pay any fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver of a third party (other than a Governmental Body) required under any contract to which Buyer, Merger Sub or its Subsidiaries is a party or is bound for the consummation of the Transactions.

6.05 Director and Officer Liability and Indemnification.

(a) Without limiting any additional rights that any Person may have under any other agreement, from the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer will cause the Surviving Corporation and its Subsidiaries to indemnify, defend and hold harmless each present (as of immediately prior to the Effective Time) and former officer, director, employee, manager, managing member, member, partner (general or limited), fiduciary or agent of the Company or any of its Subsidiaries (each, an “Indemnified Person”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any action, suit, claim, investigation or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Closing (including this Agreement and the Transactions), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such action, suit, claim, investigation or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any action, suit, claim, investigation or proceeding from Buyer or the Surviving Corporation and its Subsidiaries within ten (10) Business Days of receipt by Buyer or the Surviving Corporation from the Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or other applicable Law and by the certificate of incorporation, bylaws, limited liability company agreement or operating agreement (or equivalent organizational documents) of the Surviving Corporation or any Subsidiary thereof, (y) neither the Surviving Corporation nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, claim, investigation or proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such action, suit, claim, investigation or proceeding (including all attorney’s fees and expenses) or such Indemnified Person otherwise consents and (z) the Surviving Corporation and its Affiliates will reasonably cooperate in the defense of any such matter.

(b) For a period of at least six (6) years from the Closing Date, Buyer will procure that the Surviving Corporation will not, and will not permit any of the Surviving Corporation’s Subsidiaries to, amend, repeal or modify any provision in such Person’s certificate of incorporation, bylaws, limited liability company agreement or operating agreement (or equivalent organizational documents), or in any agreement, relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Effective Time in any manner adverse to any Indemnified Person, and the Surviving Corporation will cause all such provisions to be observed by their Subsidiaries, it being the intent of the parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.

(c) At or prior to the Closing, the Surviving Corporation will obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability and employment practices insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or before the Closing Date; provided that, in the event that any claim is brought under any such policy before the sixth (6th) anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. the Surviving Corporation will not, and will cause their Subsidiaries to not, cancel or change such insurance policies in any respect. One half of the cost of such “tail” insurance policies will be treated as a Transaction Expense hereunder, with the other half to be paid by Buyer.

(d) In the event that the Surviving Corporation or any of its Subsidiaries or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties, rights or assets to any Person, then, in each case, the successors and assigns of such Persons or properties, rights or assets, as the case may be, must expressly assume in writing and be bound by the obligations set forth in this Section 6.05 as a condition of succession of assignment.

(e) This Section 6.05 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of Buyer and the Surviving Corporation under this Section 6.05 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.05 applies without the consent of such affected Person.

(f) Buyer and the Surviving Corporation, on behalf of themselves and their Subsidiaries, knowingly, willingly, irrevocably and expressly acknowledge and agree, that the agreements contained in this Section 6.05 and the indemnification contemplated by this Section 6.05 require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years (or if earlier, when no obligations under this Section 6.05 remain) and will not be subject to any of the survival or exclusive remedy provisions of Section 11.01.

6.06 Contact with Business Relations. Without limiting the provisions of Section 5.02 or Section 5.03, Buyer and Merger Sub acknowledge that they are not authorized to, and agree that they will not, and they will not permit any member of the Buyer Group to, contact any officer, director, employee, customer, supplier, service provider, lessee, lessor, Stockholder, Optionholder, lender, noteholder or other material business relation of the Company or its Subsidiaries before the Closing with respect to the Company, its Subsidiaries, their businesses and the Transactions, in each case, without receiving the prior written consent of the Company before each such contact, which will not be unreasonably conditioned, withheld or delayed.

6.07 Tax Matters.

(a) Transfer Taxes. At the Closing or, if due thereafter, promptly when due thereafter, all gross receipts, transfer, gains, property, sales, use, documentary, registration, excise, stamp, and any other similar Taxes and all applicable conveyance fees, recording charges and other similar fees and charges applicable to, arising out of or imposed upon the Transactions, whether imposed on the Company or its Subsidiaries or imposed on any holder of Capital Stock or Options resulting from the Transactions (collectively, “Transfer Taxes”) will be paid by Buyer or the Surviving Corporation. Buyer will prepare any Tax Returns with respect to such Taxes, and the Representative will cooperate with Buyer in the preparation and filing of such Tax Returns.

(b) Cooperation on Tax Matters. Buyer, the Surviving Corporation and the Representative will cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.07(b).

(c) None of Buyer, Merger Sub, the Company or any of their Affiliates will make any election under Sections 338 or 336(e) of the Code (or any similar provision under state, local or foreign Law) with respect to the transactions contemplated by this Agreement.

(d) Responsibility for pre-Closing Tax Returns.

(i) Buyer will cause the Company and its Subsidiaries to timely prepare and file all Tax Returns of the Company and its Subsidiaries due or required to be prepared and filed after the Closing Date in respect of periods ending on or before, or which include the Closing Date. Not less than twenty (20) days in the case of such income Tax Returns or ten (10) days in the case of such other Tax Returns prior to the due date of any such Tax Return, Buyer will provide the Representative with a substantially final draft of the Tax Return (the “Draft Return”). The Representative and its accountants have the right to review the Draft Return and any working papers relating to its preparation. Within fifteen (15) days after the date that the Representative receives the Draft Return, but in no event less than five (5) days prior to the due date of any such Tax Return, the Representative will advise Buyer in writing that it either agrees with the Draft Return or does not agree with the Draft Return, in which case the Representative will set out, in reasonable detail, the basis for such disagreement. In the event that the Representative and Buyer fail to agree to the Draft Return, the Representative and Buyer will attempt to resolve such disagreement; provided, however, that if they fail to reach agreement, the Representative and Buyer agree to jointly select a nationally recognized accounting firm, and use their reasonable best efforts to cause such accounting firm, to make the final written determination of all matters which remain in dispute in respect of the Draft Return. If, Buyer and the Representative cannot agree on an accounting firm within five (5) days after such first 15-day period, each of Buyer and the Representative will promptly select a nationally recognized accounting firm and such two accounting firms will designate a third nationally recognized accounting firm that neither presently is, nor in the past three years has been, engaged by either party. The accounting firm so agreed to by Buyer and the Representative, or the third accounting firm so selected by the two accounting firms in accordance with the immediately preceding sentence is hereinafter referred to as the “Accounting Firm”. Buyer and the Representative will mutually instruct the Accounting Firm to, and the Accounting Firm will, make a final written determination of all matters which remain in dispute in respect of the Draft Return. Buyer and the Representative will execute a customary engagement letter and will cooperate with the Accounting Firm during the term of its engagement. The fees and expenses of the Accounting Firm in making any such determination will be borne 50% by the Equityholders and 50% by Buyer. Notwithstanding the foregoing or any other provisions in this Agreement, Buyer has the right to timely file any Tax Return that it is required to prepare and file pursuant to this Agreement and such Tax Return may be amended, if necessary, after the final resolution of the disputed items by the Accounting Firm.

(ii) Buyer will cause the Company and its Subsidiaries to timely pay or cause to be paid all Taxes shown as due on the Tax Returns prepared in accordance with Section 6.07(d)(i).

(e) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) in the case of real and personal property Taxes and any other similar Taxes which are imposed on a periodic basis, the amount of any Taxes for the portion of such Straddle Period through the end of the Closing Date (a “Pre-Closing Straddle Period Portion”) will be determined by multiplying the amount of such Taxes for that entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre Closing Straddle Period Portion and the denominator of which is the number of calendar days in that Straddle Period, and (ii) in the case of income or other Taxes, the amount of any such Taxes for the portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or any non-U.S. entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time).

(f) Any income Tax refunds that are received by Buyer or the Surviving Corporation and its Subsidiaries, and any amounts credited against income Tax to which Buyer or the Surviving Corporation and its Subsidiaries become entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date will be for the account of the Equityholders, provided, however, Buyer will not be required to pay over to the Equityholders any such refund or the amount of any such credit up to the amount of any Tax asset specifically accrued for that purpose in the final determination of Closing Net Working Capital and taken into account in determining the Merger Consideration.

6.08 Waiver of Required Financial Information of Waterfall. Buyer will use reasonable best efforts to cause its providers of debt and/or equity financing to waive any requirement for the Company to provide the Required Financial Information of Waterfall prior to Closing, and from and after the time the Required Financial Information of Waterfall is no longer required to be delivered prior to Closing (the “RFI Removal”), the Company will automatically and without further action cease to have any obligations under Section 5.09(d) with respect to the delivery of the Required Financial Information of Waterfall and the last sentence of such covenant shall have no force or effect for purposes of this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to All Parties’ Obligations. The respective obligations of each of the Company, Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (to the extent such condition can be waived) of the following conditions at the Closing:

(a) The applicable waiting period (and any extension thereof) under the HSR Act (the “HSR Approval”) has expired or been terminated;

(b) No court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger, and no proceeding or lawsuit has been commenced by any Governmental Body for the purpose of obtaining any such Order; and

(c) The Necessary Stockholder Approval has been obtained.

7.02 Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction (or waiver in writing by Buyer) of the following conditions at the Closing:

(a) (i) (w) the representations and warranties set forth in ARTICLE III (other than the Fundamental Representations and the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07) are true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except in each case under this clause (w), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) the representations and warranties set forth in the first and last sentences of Section 3.04(a) are true and correct in all respects (other than de minimis errors (defined for purposes of this Agreement as reasonably expected to result in liability of less than $1,200,000 in the aggregate)); provided, that if the impact of such failure of the first and last sentences of Section 3.04(a) to be true and correct in all but de minimis respects is nevertheless reflected in the calculation of Aggregate Fully-Diluted Common Shares and Stock Consideration such that Buyer experiences no additional economic detriment, such inaccuracy shall not be deemed a failure to satisfy the condition set forth in this clause (x), (y) the other Fundamental Representations set forth in ARTICLE III are true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and (z) the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 is true and correct as of the Closing Date as though such representation and warranty had been made on and as of the Closing Date;

(b) the Company has performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and

(c) the Company has delivered to Buyer and Merger Sub a certificate of the Company, in the form of Exhibit F and dated as of the Closing Date, stating that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

7.03 Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions, including the Merger, is subject to the satisfaction (or waiver in writing by the Company) of the following conditions at the Closing:

(a) (i) the representations and warranties set forth in ARTICLE IV are true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not, or would not, individually or in the aggregate, reasonably be expected to, prevent or materially delay the ability of Buyer to perform its obligations under this Agreement (including to consummate the Transactions), and (ii) the Fundamental Representations set forth in ARTICLE IV are true and correct in all material respects as of the Closing Date;

(b) Buyer and Merger Sub have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing; and

(c) Buyer and Merger Sub have delivered to the Company and the Representative a certificate of Buyer and Merger Sub, in the form of Exhibit G and dated as of the Closing Date, stating that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

7.04 Waiver of Conditions. At the Effective Time, any condition set forth in this ARTICLE VII which was not satisfied as of the Effective Time will be deemed to have been waived for all purposes by the party having the benefit of such condition as of and after the Effective Time.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of Buyer and the Company;

(b) by either of Buyer or the Company if the Closing has not occurred on or before August 23, 2018 (as such date may be extended pursuant to Section 11.15, the “End Date”); provided that (i) no termination may be made under this Section 8.01(b) if the failure to consummate the Closing by the End Date was caused by the breach of the party seeking to terminate this Agreement pursuant to this Section 8.01(b) and (ii) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in ARTICLE VII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs three (3) Business Days or less before the End Date, then neither Buyer nor the Company will be permitted to terminate this Agreement pursuant to this Section 8.01(b) until the third Business Day after the End Date;

(c) by Buyer, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; provided, however, that, (i) if such breach is curable by the Company, then Buyer may not terminate this Agreement under this Section 8.01(c) unless such breach has not been cured by the date which is the earlier of (A) three (3) Business Days prior to the End Date and (B) thirty (30) days after Buyer notifies the Company of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.01(c) will not be available to Buyer at any time that Buyer or Merger Sub is then in material breach of any covenant, agreement or representation and warranty hereunder, in each case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied;

(d) by the Company, upon a breach of any covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Buyer or Merger Sub has become untrue, in each case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, (i) if such breach is curable by Buyer or Merger Sub, then the Company may not terminate this Agreement under this Section 8.01(d) unless such breach has not been cured by the date which is the earlier of (A) three (3) Business Days prior to the End Date, and (B) thirty (30) days after the Company notifies Buyer of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.01(c) will not be available to the Company at any time that the Company is then in material breach of, any covenant, agreement or representation and warranty hereunder, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; and

(e) by Buyer, by written notice to the Company, on or after the third (3rd) Business Day after the date of this Agreement, unless prior to such termination, the Company has delivered to Buyer a written consent constituting the Necessary Stockholder Approval.

The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other party. Any termination by the Company under this Section 8.01 (whether before or after the Necessary Stockholder Approval has been delivered to Buyer) will be by action of its board of directors (without requiring any action by the Stockholders).

8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement will become void and have no further legal effect without any liability or obligation on the part of any party hereto, except that (i) the Confidentiality Agreement and the provisions of this Section 8.02, Section 8.03 and ARTICLE XI will survive any termination of this Agreement, and (ii) no such termination will relieve any party from any liabilities, losses, damages, obligations, costs or expenses relating to such party’s willful breach of this Agreement.

8.03 Certain Other Effects of Termination. In the event of the termination of this Agreement by either the Company or Buyer as provided in Section 8.01: each party, if so requested by any other party, will return promptly every document furnished to it by such other party (or any Affiliate or Advisor of such other party) in connection with the Transactions, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use reasonable best efforts to cause its Advisors and any Advisors of financial institutions, financing sources and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; provided, however, that each party may retain copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such documents, work papers and other materials in accordance with such party’s record retention policies and procedures or to the extent necessary to comply with applicable litigation, legal or regulatory requirements; provided, further, however, any documents, work papers or other materials retained pursuant to the foregoing proviso will remain subject to Section 5.05 and the Confidentiality Agreement.

ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

9.01 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as may be reasonably necessary to evidence and effectuate the Transactions.

9.02 Employees and Employee Benefits.

(a) Compensation and Benefits. Effective as of the Closing and continuing through December 31, 2018, Buyer will, or will cause its Affiliates, the Surviving Corporation and its Subsidiaries to, provide to all employees of the Company and its Subsidiaries as of immediately following the Closing (the “Retained Employees”) compensation (other than equity compensation) and benefit plans, programs, arrangements, agreements and policies that, in the aggregate, are no less favorable than those provided to the Retained Employees immediately before the Closing. Without limiting the foregoing, for a period beginning on the Closing Date and continuing through December 31, 2018, Buyer will or will cause its Affiliates, the Surviving Corporation or its Subsidiaries to provide to each Retained Employee who remains in the employment of Buyer or any of its Affiliates (including the Surviving Corporation or any of its Subsidiaries): (i) a base salary or wage rate and annual cash bonus opportunity at least equal to the base salary or wage rate and bonus opportunity in effect for such Retained Employee immediately before the Closing, and (ii) termination and severance benefits that are no less favorable on an individual basis than the termination and severance benefits that would have been applicable to such Retained Employee immediately before the Closing, taking into account each such Company Employee’s additional period of service and rate of base pay or wages and bonus target at Buyer or its Affiliates following the Closing. Nothing in this Section 9.02(a) will obligate Buyer or the Surviving Corporation or any of its Subsidiaries to continue (and will not prevent Buyer or the Surviving Corporation or any of its Subsidiaries from modifying or terminating) the employment of any such Retained Employee or impact the at-will employment nature of the Company and its Subsidiaries’ employees who are providing services in the United States. Buyer will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treas. Reg. Sec. 54.4980B-9e.

(b) Employee Service Credit. Buyer (i) will give, or cause the Surviving Corporation to give, each Retained Employee credit under any benefit or compensation plan, program, agreement, arrangement or policy of Buyer or any of its Affiliates (including retirement, vacation, sick leave and severance policies but excluding equity), for purposes of eligibility, vesting and entitlement to amount of vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date to the same extent such service was recognized under a similar Plan or Foreign Benefit Plan, except in each case, to the extent such treatment would result in duplicative benefits, (ii) will allow such Retained Employees to participate in each plan providing welfare benefits without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans or Foreign Benefit Plans immediately prior to the Closing Date, and (iii) if any of the Plans that provide welfare benefits are terminated prior to the end of the plan year that includes the Closing Date, Buyer will cause each Retained Employee to be credited with any expenses that were covered by the Plans during such plan year for purposes of determining deductibles, co-pays and other applicable limits under any replacement plans.

(c) Vacation Pay and Personal Holidays. Buyer will cause the Surviving Corporation to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date, including any earned vacation or personal holiday pay to be used in future years, and will assume all liability for the payment of such amounts.

(d) No Third Party Beneficiaries. The provisions contained in this Section 9.02 are for the sole benefit of the parties to this Agreement and nothing set forth in this Section 9.02 will (i) confer any rights or remedies upon any employee or former employee of the Company, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Plan or any other benefit plan, program, agreement or arrangement or (iii) subject to compliance with the other provisions of this Section 9.02, alter or limit Buyer’s or the Surviving Corporation’s or any of its Subsidiaries’ ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

9.03 Antitrust Notification.

(a) The Company and the Buyer Parties will, as promptly as practicable and no later than five (5) Business Days following the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), any notification form required pursuant to the HSR Act for the Transactions, which form will specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and the Buyer Parties will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will provide any supplemental information requested by any Governmental Body as promptly as reasonably practicable. The Company and the Buyer Parties will use all reasonable best efforts to comply as promptly as reasonably practicable with any requests made for any additional information in connection with such filings. Buyer will be responsible for payment of the applicable filing fee required in connection with such filings.

(b) Subject to the immediately following sentence, the Company and the Buyer Parties will use their reasonable best efforts to promptly obtain any HSR Approval for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. The Buyer Parties will take, and will cause their Affiliates to take, any and all steps required to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the Transactions, including (i) opposing any motion or action for a temporary, preliminary or permanent injunction or order against or preventing or delaying the consummation of the Transactions, (ii) entering into a consent decree, consent agreement or other agreement or arrangement containing Buyer’s or the Surviving Corporation’s agreement to hold separate, license, sell and/or divest (pursuant to such terms as may be required by any Governmental Body) such assets or businesses of Buyer and its Affiliates after the Closing(including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), and (iii) agreeing to such limitations on conduct or actions of members of Buyer and its Affiliates after the Closing as may be required in order to obtain satisfaction of the closing conditions set forth in Section 7.01(a) before the End Date; provided, that notwithstanding anything herein to the contrary, the Buyer Parties will not be required to take or agree to take or commit to take any action (including the actions described in clauses (i) - (iii) above) or to limit or agree to limit its freedom of action or that of the Company or any Subsidiary, division or Affiliate of either in any respect to the extent such action, individually or in the aggregate, would reasonably be expected to have an adverse effect that is material, to the business of Buyer or to the business of the Company and its Subsidiaries.

(c) The parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Buyer Parties will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Buyer or the Company, will be limited to outside antitrust counsel only). The Company will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and consent to (not to be unreasonably withheld, conditioned or delayed) the content of any presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

(d) Except as specifically required by this Agreement, the Buyer Parties will not take any action, or refrain from taking any action, the effect of which could reasonably be expected to delay or impede the ability of the parties to consummate the Transactions. Without limiting the generality of the foregoing, the Buyer Parties will not, and will not permit any member of the Buyer Group or their respective Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

9.04 Written Consents; Section 262 Notices.

(a) Promptly (and in any event within three (3) Business Days) following the execution and delivery of this Agreement, the Company shall deliver to Buyer a copy of an irrevocable written consent of Stockholders constituting the Necessary Stockholder Approval, evidencing the adoption of this Agreement and the approval of the Transactions.

(b) The Company will, in accordance with applicable Law and its organizational documents, on or before the tenth (10th) Business Day after the date of this Agreement, deliver to any Stockholder that has not theretofore executed a written consent adopting this Agreement (each a “Remaining Stockholder”) (i) an information statement, (ii) the form of written consent adopting this Agreement, approving the Transactions and waiving any appraisal rights under Section 262 of the DGCL and required pursuant to other provisions of this Agreement (the “Stockholder Consent”) (iii) all information required to be given to the Stockholders pursuant to the DGCL in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning dissenters’ rights under the DGCL to all Stockholders entitled to receive such under the DGCL, (iv) notice to the Remaining Stockholders advising them of the action taken pursuant to the Necessary Stockholder Approval, which notice will be given pursuant to and in accordance with Section 228 of the DGCL, and (v) a request to the Remaining Stockholders that such Remaining Stockholders (y) execute the Stockholder Consent approving the Merger as provided in Section 228 of the DGCL, and (z) waive any appraisal rights under Section 262 of the DGCL (collectively, the “Stockholder Materials”). The Stockholder Materials will include the recommendation of the board of directors of the Company to its Stockholders that they approve the Merger and adopt this Agreement, and the determination of the board of directors of the Company that the terms and conditions of the Merger are fair and reasonable to, and in the best interests of, the Stockholders. Approval of this Agreement by the Stockholders of the Company will not restrict the ability of the Company’s board of directors thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the DGCL. As soon as reasonably practicable after the date of this Agreement, the Company will deliver to Buyer, for review and comment, the Stockholder Materials to be delivered to the Remaining Stockholders, and will incorporate therein any reasonable comments of Buyer and its legal counsel delivered to the Company within two (2) Business Days after receiving the Stockholder Materials. The Stockholder Materials will be mailed by the Company to the Remaining Stockholders not later than ten (10) Business Days after the date of this Agreement.

9.05 Affiliate Contracts. The Company will cause the termination, effective no later than the Effective Time, of the contracts or arrangements set forth on Schedule 9.05.

ARTICLE X

INDEMNIFICATION

10.01 Indemnification Obligations of Equityholders.

(a) Subject to the provisions of this ARTICLE X, from and after the Closing, each of the Buyer Indemnified Parties shall be entitled to be indemnified, solely from the Indemnity Escrow Funds, from, against and in respect of any and all Losses arising out of:

(i) any breach, or the failure to be true and correct, of any representation or warranty made by the Company in ARTICLE III;

(ii) any breach of any covenant, agreement or undertaking made by the Company, prior to the Closing, in this Agreement;

(iii) any and all Taxes (w) imposed on the Company and any of its Subsidiaries for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, any Taxes imposed on the Company and any of its Subsidiaries that are allocable, pursuant to Section 6.07(e), to the portion of such Straddle Period ending on and including the Closing Date, (x) of any member of a consolidated, affiliated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar State, local or non-U.S. law or regulation, (y) of any Person (other than the Company and any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, or (z) arising by reason of Section 965 of the Code to the extent such Taxes are attributable to earnings and profits of the Company and any of its Subsidiaries with respect to a period ending on or before the Closing Date;

(iv) any unpaid Transaction Expenses or Closing Indebtedness as of the Effective Time, in each case to the extent not paid or taken into account in the determination of the Closing Statement pursuant to ARTICLE I.

(b) The Losses of the Buyer Indemnified Parties described in this Section 10.01 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Losses”. Notwithstanding any other provision in this Agreement to the contrary, for purposes of determining a breach or inaccuracy of a representation or warranty set forth in ARTICLE III or the amount of any Buyer Losses resulting therefrom, except as set forth in clause (ii) of the first sentence of Section 3.07, any materiality or Material Adverse Effect qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnification hereunder will in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

10.02 Indemnification Obligations of Buyer. Buyer will indemnify and hold harmless each of the Equityholder Indemnified Parties from, against and in respect of any and all Losses arising out of:

(a) any breach, or the failure to be true and correct, of any representation or warranty made by Buyer and Merger Sub in ARTICLE IV; and

(b) any breach of any covenant, agreement or undertaking made by Buyer in this Agreement.

The Losses of the Equityholder Indemnified Parties described in this Section 10.02 as to which the Equityholder Indemnified Parties are entitled to indemnification are collectively referred to as “Equityholder Losses”. Notwithstanding any other provision in this Agreement to the contrary, for purposes of determining a breach or inaccuracy of a representation or warranty set forth in ARTICLE IV or the amount of any Equityholder Losses resulting therefrom, any materiality or Material Adverse Effect qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnification hereunder will in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

10.03 Indemnification Procedure.

(a) Promptly after receipt by an Indemnified Party of notice from a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will provide written notification (which shall state in reasonable detail the nature and basis of such Third Party Claim, the basis of the claim for indemnification with respect thereto and (to the extent known or reasonably ascertainable) the amount of Losses related thereto) to Buyer or the Representative (on behalf of the Equityholders), whichever is the appropriate indemnifying Party hereunder (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement with respect to such Third Party Claim except to the extent, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim or (ii) material prejudice to the Indemnifying Party with respect to such Third Party Claim. Subject to the consent rights of any insurer or other limitations in the R&W Policy, the Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter (or sooner if the nature of the Third Party Claim so requires), to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, notwithstanding anything to the contrary herein, the Representative will not have the right to defend a Third Party Claim if (x) a Buyer Indemnified Party or any insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy, or (y) such Third Party Claim (A) includes a claim relating to (I) ownership of any Intellectual Property owned by or purported to be owned by the Company or any Subsidiary, or (II) that any Intellectual Property owned by, or exclusively licensed to, Buyer, the Company or any Subsidiary, infringes or violates, or constitutes or results from a misappropriation of, any such Intellectual Property, (B) involves potential criminal liability of Buyer, the Company or any Subsidiary, (C) includes a claim relating to Tax matters, or (D) seeks injunctive relief that would reasonably be expected to result in a material restriction on the continuing business interests of such Person against Buyer, the Company or any Subsidiary, in each of which cases, Buyer may elect to assume the defense of such Third Party Claim and be entitled to settle or compromise such Third Party Claim with the consent of the Representative (such consent not to be unreasonably withheld, delayed or conditioned) (with the reasonable expenses and any settled or compromise amounts constituting Buyer Losses hereunder) and the Representative will have the right to participate in the defense of such Third Party Claim at its sole cost and expense, but Buyer will control the investigation and defense thereof. If the Indemnifying Party declines, fails or is not permitted by the terms of this Agreement to assume the defense of such Third Party Claim within such twenty (20) day period, however, the Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and, if the Indemnifying Party agrees that such Third Party Claim is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifying Party for the Loss in question, the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense; provided, however, if the Indemnifying Party agrees that such Third Party Claim is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifying Party for the Loss in question, the Indemnifying Party will pay the out of pocket expenses of such Indemnified Party’s counsel if the named parties to any such action (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party and such Indemnified Party will have been advised by its counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party, or if available to such Indemnifying Party, the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) Neither Buyer, on the one hand, nor the Representative, on the other, may consent to the entry of any judgment, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the other party (which will not be unreasonably withheld, conditioned or delayed); provided, however, the Indemnifying Party may enter into a judgment or settlement without the consent of the Indemnified Party if (i) such judgment or settlement provides solely for the payment of money and does not result in any financial or other obligation of the Indemnified Party, (ii) Indemnifying Party makes such payment in full pursuant to the terms hereof and (iii) the applicable Indemnified Parties receive an unconditional full and final release related to such Third Party Claim.

(c) If an Indemnified Party claims a right to payment pursuant to this ARTICLE X not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party, and, if the Indemnified Party is a Buyer Indemnified Party, to the Escrow Agent. Such notice will specify in reasonable detail the nature and basis for such claim, the basis of the claim for indemnification with respect thereto and (to the extent known or reasonably ascertainable) the amount of Losses related thereto (a “Claim Notice”). As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will work together in good faith to establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and no later than 30 days after its receipt of a Claim Notice, the Indemnifying Party may (i) agree that the Indemnified Party is entitled to receive payment for all of the Losses at issue in the Claim Notice, or (ii) object to any Direct Claim set forth in such Claim Notice by delivering written notice to the Indemnified Party, and, if the Indemnified Party is a Buyer Indemnified Party, copying the Escrow Agent, of the Indemnifying Party’s objection (an “Objection Notice”), which shall set forth in reasonable detail each disputed item and the basis for each such disputed item. If (i) a Claim Notice was delivered to the Indemnifying Party and, as applicable, the Escrow Agent, on or prior to the date that is twelve (12) months following the Closing Date (the “Claim Expiration Date”) and no Objection Notice was delivered to the Indemnified Party and, as applicable, the Escrow Agent, within 30 days after the receipt of the Claim Notice by the Indemnifying Party (or if such day is not a Business Day, then the next Business Day), or (ii) an Objection Notice was timely delivered to the Indemnified Party and, as applicable, the Escrow Agent, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claim Notice, then (A) if the Indemnified Party is a Buyer Indemnified Party, each of Buyer and the Representative will execute and deliver to the Escrow Agent a joint written instruction signed by Buyer and the Representative instructing the Escrow Agent to release within five (5) Business Days after such time, such amount of the undisputed Buyer Losses specified in the Claim Notice to the Buyer (either on its own behalf or on behalf of a Buyer Indemnified Party) from the Indemnity Escrow Funds, or (B) if the Indemnified Party is an Equityholder Indemnified Party, Buyer will promptly pay all undisputed amounts due and owing to the Representative (on behalf of the Equityholders) by wire transfer of immediately available funds to an account or accounts designated by the Representative. Notwithstanding the foregoing, if the amount of the Buyer Losses set forth in the Claim Notice for which no timely objection is made (or portion thereof) is an estimate or the amount of Buyer Losses was not provided at the time that the Claim Notice was delivered, Buyer (on behalf of itself or any other Buyer Indemnified Party) will not be so entitled to receive, and the Escrow Agent will not deliver, funds in respect of Buyer Losses (or portions thereof) unless and until it receives joint written notice from Buyer and the Representative setting forth an agreement with respect to the amount of such Buyer Losses. The Escrow Agent will distribute cash from the Indemnity Escrow Funds in accordance with such instructions within five (5) Business Days after its receipt thereof.

(d) If an Objection Notice is timely received, then the amount disputed in such Objection Notice shall be treated as a disputed claim (a “Disputed Direct Claim”) and, if the Indemnified Party is a Buyer Indemnified Party, the amount of such Disputed Direct Claim as set forth in the Objection Notice shall be held by the Escrow Agent as a reserved portion of the Indemnity Escrow Funds. The Escrow Agent will distribute cash from the Indemnity Escrow Funds in respect of any such Disputed Direct Claim in accordance with the Escrow Agreement. For the avoidance of doubt, any resolution of a Disputed Direct Claim under this Section 10.03(d) adjudicated by litigation among the parties will be in accordance with Sections 11.16 and 11.17.

10.04 Survival of Representations and Warranties; Claims Period. All representations, warranties and covenants contained in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing, and the corresponding right to make claims thereunder will survive the Closing, in each case, for a period of time equal to the applicable Claims Period. The Claims Period hereunder will begin on the date hereof and terminate as follows:

(a) with respect to Buyer Losses arising under Section 10.01(a)(i), Section 10.01(a)(ii), 10.01(a)(iii) and 10.01(a)(iv), the Claims Period will terminate on the date that is twelve (12) months following the Closing Date;

(b) with respect to Equityholder Losses arising under Section 10.02(a), the Claims Period will terminate on the date that is twelve (12) months following the Closing Date; and

(c) with respect to Equityholder Losses arising under Section 10.02(b), the Claims Period will survive the Closing for the time period set forth in the applicable covenant (or, if no time period is set forth therein, until the expiration of the applicable statute of limitations).

No claim for indemnification can be made after the expiration of the Claims Period; provided, however, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party will have been properly notified of a claim for indemnity hereunder and such claim will not have been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

10.05 Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, the obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless will be limited as follows:

(a) no amounts of indemnity will be payable pursuant to Section 10.01 unless and until the Buyer Indemnified Parties will have suffered Buyer Losses in excess of $3,000,000 (the “Deductible”) in the aggregate, in which case, indemnification shall, subject to the other limitations set forth in this Agreement (including Section 10.05(b) below), be available for Buyer Losses in excess of the Deductible; provided, that, notwithstanding the foregoing, amounts of indemnity for Buyer Losses (i) pursuant to Section 10.01(a)(i) with respect to the Fundamental Representations, or (ii) pursuant to Section 10.01(a)(ii), 10.01(a)(iii) and 10.01(a)(iv), in each case, will not be subject to the Deductible;

(b) no amounts of indemnity will be payable pursuant to Section 10.01 unless and until the Buyer Indemnified Parties will have suffered Buyer Losses in excess of $1,500,000 (the “Threshold Amount”) in the aggregate in excess of the Deductible, in which case the Buyer Indemnified Parties will be entitled to recover the full amount of Buyer Losses in excess of the Deductible from the first dollar; provided, that, notwithstanding the foregoing, amounts of indemnity for Buyer Losses (i) pursuant to Section 10.01(a)(i) with respect to the Fundamental Representations, or (ii) pursuant to Section 10.01(a)(ii), 10.01(a)(iii) and 10.01(a)(iv), in each case, will not be subject to the Threshold Amount;

(c) in no event will the aggregate amount of indemnity required to be paid to the Buyer Indemnified Parties pursuant to this Agreement exceed the Indemnity Escrow Amount;

(d) notwithstanding anything set forth herein to the contrary, (i) any indemnification obligation of the Equityholders under this Agreement will be satisfied solely from the Indemnity Escrow Funds and (ii) if the Indemnity Escrow Funds are insufficient to satisfy the Buyer Losses and the Buyer Indemnified Parties do not have recourse therefor under the R&W Insurance Policy, then the Buyer Losses in question will remain unsatisfied;

(e) for purposes of computing the aggregate amount of indemnifiable claims (i) the amount of each claim for Buyer Losses by a Buyer Indemnified Party will be deemed to be an amount equal to, and any payments from the Indemnity Escrow Funds pursuant to Section 10.01 will be limited to, the amount of such Buyer Losses and (ii) against Buyer, the amount of each claim for Equityholder Losses by an Equityholder Indemnified Party will be deemed to be an amount equal to, and any payments by Buyer pursuant to Section 10.02 will be limited to, the amount of such Equityholder Losses, in each of clause (i) and (ii), that remain after deducting therefrom (x) any third party insurance proceeds actually received (net of any deductible or related expenses in pursuing such insurance proceeds), and any indemnity, contributions or other similar payment actually received from any third party with respect thereto, and (y) any net cash Tax benefit actually realized in the taxable year of the indemnification payment or any prior taxable year by a Buyer Indemnified Party or any Affiliate thereof with respect to the Buyer Losses or items giving rise to such claim for indemnification;

(f) the amount of indemnity payable pursuant to Section 10.01 with respect to any Buyer Loss will be reduced to the extent such Buyer Loss is included in the calculation of Closing Merger Consideration;

(g) in any claim for indemnification under this Agreement, no party will be required to indemnify any Person for punitive, special, or exemplary damages, except to the extent for amounts paid to a third party where any of the foregoing are awarded pursuant to a Third Party Claim that is subject to indemnification hereunder;

(h) any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this ARTICLE X will be required to use commercially reasonable efforts to mitigate such Loss including taking any actions reasonably requested by the Indemnifying Party and an Indemnifying Party will not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate; provided, that an Indemnified Party’s obligation to mitigate any Loss will not include any obligation or requirement that (i) such Indemnified Party or any of his or its Affiliates assume or incur any material liability or (ii) would reasonably be expected to materially disrupt, or otherwise materially affect the business or operations of such Indemnified Party or any of his or its Affiliates;

(i) in any case where a Buyer Indemnified Party recovers from any third party any net amount (or receives any net cash Tax benefit as described in Section 10.05(e)(y)) in respect of a matter with respect to which the Equityholders have indemnified Buyer pursuant to this Agreement, such Buyer Indemnified Party will promptly pay over to the Representative (on behalf of the Equityholders) the amount so recovered (or the amount of such net cash Tax benefit received, as applicable);

(j) in no event shall any Buyer Indemnified Party have any right to indemnification under this Section 10.05 to the extent that the applicable Losses are attributable to Taxes (i) arising in any taxable period (or portion thereof) beginning after the Closing Date (“Post-Closing Tax Period”), (ii) incurred as a result of any transaction outside the ordinary course of business occurring on the Closing Date after the Closing (and for this purpose, the time of Closing shall be determined without regard to the final sentence of Section 2.01), (iii) arising due to the unavailability in any Post-Closing Tax Period of any net operating losses, credits or other Tax attributes from a taxable period (or portion thereof) ending on or before the Closing Date, (iv) that were included in the calculation of Closing Merger Consideration or (v) that are attributable to the manner in which Buyer finances the Transactions; and

(k) any indemnity payment under this Agreement pursuant to this ARTICLE X will be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

Nothing in this Agreement will limit the liability of a party to another party for fraud.

10.06 Exclusive Remedies. Other than in the event of fraud, from and after the Closing, the provisions of this ARTICLE X and Section 11.15 hereof set forth the exclusive rights and remedies of the parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, this Section 10.06 will not operate to interfere with or impede the operation of the provisions of ARTICLE I providing for the (i) resolution of certain disputes relating to the Merger Consideration between the parties and/or by the Firm and (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief under Section 11.15).

10.07 R&W Insurance Policy. Buyer will cause the R&W Insurance Policy and coverage thereunder to be in effect as of the Effective Time. The Representative, for itself and on behalf of the Equityholders, acknowledges that Buyer is entering into the R&W Insurance Policy and that, in connection therewith, a Buyer Indemnified Party may make claims for the same Loss or series of related Losses under both this ARTICLE X, subject to the limitations set forth in this ARTICLE X, and under the R&W Insurance Policy. The Representative, for itself and on behalf of the Equityholders, further acknowledges and agrees that the denial of any claim by any Buyer Indemnified Party under the R&W Insurance Policy will not be construed as, or used as evidence that, such Buyer Indemnified Party is not entitled to indemnification under this ARTICLE X, subject to the limitations set forth in this ARTICLE X.

ARTICLE XI

MISCELLANEOUS

11.01 Survival; Certain Waivers.

(a) Except as expressly provided in Section 10.04, each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to the Closing) of the parties set forth in this Agreement or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and if no term is specified, then for twenty (20) years following the Effective Time, and nothing in this Section 11.01(a) will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that Buyer and Merger Sub will also be liable for breach of any covenant or agreement requiring performance by the Surviving Corporation or any of its Subsidiaries after the Closing, and that nothing herein will limit or affect Buyer’s or Merger Sub’s or any of their respective Affiliates’ liability for the failure to pay the Merger Consideration (in whole or in part) or pay any other amounts payable by them (in whole or in part) as and when required by this Agreement).

(b) Except (i) as set forth in ARTICLE X with regard to the Buyer Indemnified Parties rights against the Indemnity Escrow Funds, and (ii) for any action or proceeding for fraud, from and after the Effective Time, to the fullest extent permitted under applicable Law, the Company and the Buyer Parties waive, on their own behalf and on behalf of the Buyer Group, any and all rights, claims and causes of action any of them may have against any Seller Party (excluding any Person who continues to be an officer or employee of the Company or any of its Subsidiaries after the Effective Time, but only in such Person’s capacity as such) relating to the operation of the Company or its Subsidiaries or their respective businesses, or relating to the subject matter of this Agreement or any other document contemplated hereby, or the Transactions, in each case, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) (other than, and solely with respect to any of the covenants that survive the Closing in accordance with Section 11.01(a)). Furthermore, except as expressly provided in the first sentence of this Section 11.01(b), from and after the Effective Time, without limiting the generality of this Section 11.01, to the fullest extent permitted under applicable Law, (i) no action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, any member of the Buyer Group (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) or the Seller Group against any of the Seller Parties or Buyer Parties (excluding any Person who continues to be an officer or employee of the Company or any of its Subsidiaries after the Effective Time, but only in such Person’s capacity as such), as the case may be, and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder or in connection with the Transactions (other than, and solely with respect to, any of the covenants that survive the Closing in accordance with Section 10.04, and Section 11.01(a)), the subject matter of this Agreement or any other document contemplated hereby, the Transactions, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing or the Effective Time.

(c) The Buyer Parties and the Seller Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Group or the Seller Group, as the case maybe, that the agreements contained in this Section 11.01 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of Section 10.04 and this Section 11.01, and (ii) are an integral part of the Transactions and that, without the agreements set forth in this Section 11.01, neither party would enter into this Agreement and the Company would not recommend approval of this Agreement to the Stockholders.

11.02 Acknowledgment by the Buyer Parties.

(a) The Buyer Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that they have conducted to their satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Company and its Subsidiaries, and, in making their determination to proceed with the Transactions, except for the representations and warranties of the Company expressly and specifically set forth in ARTICLE III, in each case, as qualified by the Disclosure Schedules, the terms and conditions (including limitations and exclusions) of this Agreement, and as set forth in the certificate delivered by the Company pursuant to Section 7.02, the Buyer Parties have relied solely on the results of their own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any of (i) the Company, (ii) its Subsidiaries, (iii) any Stockholder or Optionholder of the Company, (iv) that certain datasite administered by Merrill Corporation (the “Dataroom”), (v) the Projections, or (vi) any other information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information. The Buyer Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that: (i) the representations and warranties of the Company expressly and specifically set forth in ARTICLE III, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and under the certificate delivered by the Company pursuant to Section 7.02, are the sole and exclusive representations, warranties, and statements of any kind made to the Buyer Parties and on which the Buyer Parties may rely in connection with the Transactions; and (ii) all other representation, warranties and statements of any kind or nature expressed or implied, are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties. Without limiting the generality of the foregoing, the Buyer Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and the Buyer Parties, on their own behalf and on behalf of the Buyer Group, hereby waive, any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in ARTICLE III, in each case, as qualified by the Disclosure Schedules, the terms and conditions (including limitations and exclusions) of this Agreement, or as set forth in the certificate delivered by the Company pursuant to Section 7.02. The Buyer Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that they will not assert, institute or maintain, and will cause the Buyer Parties not to assert, institute or maintain, any action, suit, claim, investigation, or proceeding contrary to the agreements set forth in this Section 11.02.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Buyer Parties of the Company and its Subsidiaries, the Buyer Parties and their Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). The Buyer Parties acknowledge and agree, on their own behalf, and on behalf of the Buyer Group, that (i) such Projections are being provided solely for the convenience of the Buyer Parties to facilitate their own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Buyer Parties are familiar with such uncertainties, and (iv) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) The Buyer Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that the agreements contained in this Section 11.02 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of Section 11.01; and (ii) are an integral part of the Transactions and that, without these agreements set forth in this Section 11.02, the Company would not enter into this Agreement or recommend approval of this Agreement to the Stockholders.

(d) For the avoidance of doubt, the foregoing provisions of this Section 11.02, will not in any manner be deemed to be a waiver of claims for a party’s fraud.

11.03 Provision Respecting Representation of Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, (a) that Kirkland & Ellis LLP has been retained by, and may serve as counsel to, each and any of the Representative, Stockholders and Optionholders and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, (b) that Kirkland & Ellis LLP has not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of Kirkland & Ellis LLP for conflict of interest or any other purposes as a result thereof, and (c) that, following consummation of the Transactions, Kirkland & Ellis LLP (or any of its successors) may serve as counsel to the Seller Group or any director, member, partner, manager, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, action, suit, claim, investigation, proceeding or obligation arising out of or relating to this Agreement or the Transactions. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, each of the parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Buyer, the Company and the Seller Group hereby agree that, in the event that a dispute arises after the Closing between Buyer, the Company, and/or its Subsidiaries on the one hand, and the Seller Group or their respective Affiliates, on the other hand, Kirkland & Ellis LLP may represent the Seller Group, and/or such Affiliates in such dispute even though the interests of the Seller Group, and/or such Affiliates may be directly adverse to Buyer, the Company or its Subsidiaries, and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of their Subsidiaries. In addition, Buyer agrees that (x) all communications prior to the Effective Time among any member of the Seller Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, and Kirkland & Ellis LLP that relate to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transactions (the “Protected Seller Communications”), will be deemed to be privileged and confidential communications, (y) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Seller Group, and (z) to the extent Buyer or any of its Affiliates (including the Company and its Subsidiaries after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it will take reasonable steps to preserve the confidentiality thereof and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Seller Communications prior to the Closing Date, Buyer, the Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Seller Communications in any action against or involving any of the Seller Group or Kirkland & Ellis LLP after the Closing. The Protected Seller Communications may be used by the Seller Group and/or any of their respective Affiliates in connection with any dispute that relates in any way to this Agreement or the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Corporation and its Affiliates, on the one hand, and a third party other than the Seller Group (solely in their capacity as equityholders of the Company or the Representative), on the other hand, the Surviving Corporation and its Affiliates may assert the attorney-client privilege with respect to Protected Seller Communications to prevent disclosure of confidential communications to such third party. The Buyer Parties and the Seller Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Group and the Seller Group, respectively, that the agreements contained in this Section 11.03 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of Section 11.01, and (ii) are an integral part of the Transactions and that, without the agreements set forth in this Section 11.03, neither party would enter into this Agreement and the Company would not recommend approval of this Agreement to the Stockholders.

11.04 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) will be issued or made by any party to this Agreement or any of its Affiliates or Advisors without the joint approval of Buyer and the Representative, unless required by Law or the rules and regulations of any applicable stock exchange, in which case Buyer and the Representative, as applicable, will have the right to review and comment on such press release or announcement in advance of such publication; provided that each Seller Party will be entitled to communicate regarding the Transaction with its and its Affiliates’ investors and proposed investors in the ordinary course of business consistent with past practice and subject to reasonable confidentiality obligations.

11.05 Expenses. Whether or not the Closing takes place, except as expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the consummation of the Transactions will, subject to Section 11.18, be paid by the party incurring or required to incur such expenses, except that Buyer will pay all fees and expenses of the Paying Agent and the Escrow Agent.

11.06 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device or by electronic mail, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto:

Notices to Buyer, Merger Sub and/or the Surviving Corporation (following the Effective Time):

Trimble Inc.

935 Stewart Drive

Sunnyvale, California 94085

Attention:             General Counsel

Telecopy:             (408) 481-7780

Email:                  legal_administration@trimble.com

with a copy to (which shall not constitute notice):

Baker & McKenzie LLP

660 Hansen Way

Palo Alto, California 94304

Attention:            Matthew Gemello and Emery Mitchell

Facsimile:            (650) 856-9299

Email:                   matthew.gemello@bakermckenzie.com

                              emery.mitchell@bakermckenzie.com

Notices to the Company (prior to the Effective Time) or the Representative:

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attention:             Darren Abrahamson and David Hutchins

Facsimile:             (617) 516-2010

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:            Matthew E. Steinmetz, P.C., Matthew H. O’Brien, P.C. and Christopher

                              R. Elder

Facsimile:            (312) 862-2200

Email:                  msteinmetz@kirkland.com

                              obrienm@kirkland.com

                              christopher.elder@kirkland.com

11.07 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of (a) prior to the Closing, the Company and Buyer and (b) from and after the Closing, the Surviving Corporation and the Representative; provided, that Buyer and Merger Sub may assign this Agreement to any of their respective Subsidiaries, provided that no such assignment shall relieve Buyer or Merger Sub of their respective obligations under this Agreement.

11.08 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived (a) only in a writing signed by Buyer, the Company, the Representative and, prior to the Effective Time, Merger Sub, and (b) subject to Section 7.04, with respect to the waiver of conditions to Closing as of the Effective Time, any waiver of any provision of this Agreement will be effective against Buyer, the Company, the Representative or, prior to the Closing, Merger Sub, only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. Notwithstanding anything to the contrary contained in this Agreement, the proviso to the first sentence of Section 11.09, Sections 11.16(b), 11.17 and 11.21 and this sentence (and any provision of this Agreement to the extent that any amendment, waiver or other modification of such provision would modify the substance of any such Sections) may not be amended, waived or otherwise modified in any manner that is adverse in any material respect to any Debt Financing Source or any of its Debt Financing Source Related Parties without the prior written consent of such Debt Financing Source.

11.09 Third Party Beneficiaries. Except as otherwise expressly provided herein, including Sections 6.05, 11.01(a), 11.02, and 11.03, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, provided that the Debt Financing Sources and the Debt Financing Source Related Parties shall be third-party beneficiaries of, and shall be entitled to rely on, the second sentence of Section 11.08, Sections 11.16(b), 11.17 and 11.21 and this sentence. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

11.12 Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules, or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract.

11.13 Complete Agreement. This Agreement, together with the Confidentiality Agreement, Paying Agent Agreement, Escrow Agreement and any other agreements expressly referred to herein or therein (collectively, “Transaction Documents”), contain the entire agreement of the parties regarding the subject matter of this Agreement and the Transactions and supersedes all prior agreements among the parties respecting the merger or other sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and will be deemed joint work product of the parties.

11.14 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument among the parties hereto and contemplated by this Agreement, this Agreement will govern and control.

11.15 Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.16 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Company pursuant to this Section 11.15 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Company from seeking to collect or collecting damages related to Buyer’s or Merger Sub’s willful breach of this Agreement. If, before the End Date, any party hereto brings any action, in each case in accordance with Section 11.16, to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.

11.16 Jurisdiction and Exclusive Venue.

(a) Each of the parties irrevocably agrees that any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit, claim, investigation or proceeding arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any action, suit, claim or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each party hereby irrevocably consents to the service of any and all process in any such action, suit, claim or proceeding by delivery of such process in the manner provided in Section 11.06 and agrees not to assert (by way of motion, as a defense or otherwise) in any action, suit, claim or proceeding any claim that service of process made in accordance with Section 11.06 does not constitute good and valid service of process.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto (in the case of the Representative, on behalf of itself and each of the Stockholders and Optionholders) irrevocably agrees that any action, suit, claim, investigation or proceeding of any kind whatsoever against the Debt Financing Sources or any of the Debt Financing Source Related Parties, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions, including any dispute relating to the Debt Financing, brought by any party hereto, any Stockholder or any Optionholder or any of their respective successors or assigns against the Debt Financing Sources or any of the Debt Financing Source Related Parties will be brought and determined only in the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan in the City of New York, New York, and each of the parties hereto (in the case of the Representative, on behalf of itself and each of the Stockholders and Optionholders) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit, claim, investigation or proceeding arising out of or relating to this Agreement and the Transactions, including any action, suit, claim investigation or proceeding arising out of or relating to the Debt Financing. Each of the parties hereto (in the case of the Representative, on behalf of itself and each of the Stockholders and Optionholders) agrees not to commence any action, suit, claim or proceeding relating thereto against the Debt Financing Sources or any of the Debt Financing Source Related Parties except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein, and no party hereto (in the case of the Representative, on behalf of itself and each of the Stockholders and Optionholders) will file a motion to dismiss any action filed in a state or federal court in the State of New York against the Debt Financing Sources or any of the Debt Financing Source Related Parties, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens.

11.17 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply; provided that any action, suit, claim, investigation, or proceeding of any kind whatsoever against the Debt Financing Sources or any of the Debt Financing Source Related Parties, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions, including any dispute relating to the Debt Financing, will, except (such exception to apply only in the case of any such action, suit, claim, investigation or proceeding solely among the parties to the Debt Commitment Letter) as expressly set forth in the Debt Commitment Letters, be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of New York or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of New York to apply.

(b) EACH PARTY HERETO (IN THE CASE OF THE REPRESENTATIVE, ON BEHALF OF ITSELF AND EACH OF THE STOCKHOLDERS AND OPTIONHOLDERS) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION, OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY ACTION, SUIT, CLAIM, INVESTIGATION, OR PROCEEDING AGAINST ANY DEBT FINANCING SOURCE OR ANY DEBT FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE DEBT FINANCING), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (IN THE CASE OF THE REPRESENTATIVE, ON BEHALF OF ITSELF AND EACH OF THE STOCKHOLDERS AND OPTIONHOLDERS) (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 Representative.

(a) Subject to the terms and conditions of this Section 11.18, Bain Capital Private Equity, LP is designated as the Representative to act on behalf of the Stockholders and Optionholders for certain limited purposes, as specified herein. Approval of this Agreement by the Stockholders holding a majority of the outstanding Capital Stock will, to the maximum extent permitted under applicable Law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such designation by the Stockholders and Optionholders, and authorization of the Representative to serve in such capacity (including the exclusive power to negotiate and settle any and all disputes with Buyer or Merger Sub under this Agreement, the Escrow Agreement, or the Paying Agent Agreement), and will also constitute a reaffirmation, approval, consent to, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments, waivers, releases, covenants and agreements made by the Representative on behalf of the Stockholders and Optionholders in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement and the Paying Agent Agreement), in each case, whether entered into or taken before, on or after the date of such approval. The Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than 50% of the Capital Stock as of immediately prior to the Effective Time (other than (x) shares of Common Stock cancelled pursuant to Section 1.04(c) and (y) Dissenting Shares) (such Persons, the “Majority Holders”). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence with respect to the resignation or removal of the Representative, such designation is irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Stockholders or Optionholders. In the event that a Representative has resigned or been removed in accordance with this Section 11.18(a), a new Representative will be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal, or appointment of a Representative will be delivered by the Representative to Buyer promptly after such action is taken.

(b) The Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement and the Paying Agent Agreement); provided, however, that the Representative will have no obligation to act on behalf of the Stockholders or Optionholders. The Company, the Surviving Corporation, Buyer, Merger Sub, the Escrow Agent, the Paying Agent and the Firm will be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions will conclusively be deemed to have been authorized by, and will be binding upon, the Stockholders and Optionholders. Neither the Representative, nor any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors will have any liability to Buyer, Merger Sub, the Company, the Surviving Corporation, the Stockholders or Optionholders, or any of their respective Affiliates, or any Person acting on behalf of the foregoing, with respect to actions taken, or omitted to be taken, by the Representative in such capacity (or its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith). The Representative will be entitled to engage such Advisors as it will deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Representative) will be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The Representative (for itself, and for its officers, directors, employees, partners (general or limited), members, managers, Advisors) will be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its Advisors) incurred by or on behalf of the Representative in such capacity (or any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith), and to full indemnification against any liabilities, losses, damages, obligations, costs or expenses arising out of actions taken or omitted to be taken in its capacity as Representative, including the costs and expenses of investigation, defense, settlement or adjudication of any action, suit, claim, investigation, or proceeding, from the Stockholders and the Optionholders (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as the Representative, or funds to be distributed to the Stockholders or Optionholders under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement and Paying Agent Agreement)) and all payments required to be made under ARTICLE I are expressly subject to this Section 11.18(b). Each Stockholder and Optionholder will be responsible for its pro rata portion of any amount owed to the Representative in accordance with this Section 11.18(b) based upon the pro rata portion of the Aggregate Fully-Diluted Common Shares held by such Stockholder or Optionholder immediately prior to the Closing (as finally calculated pursuant to Section 1.07(g)). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative will have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Stockholders or Optionholders as Merger Consideration pursuant to this Agreement at Closing or thereafter (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Stockholder or Optionholder for any purpose of U.S. federal or state Law, including federal, state or foreign income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Stockholder or Optionholder.

(c) Each Buyer Party (on its own behalf, and on behalf of the Buyer Group), and the Company acknowledges that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder, and no action, suit, claim, investigation, or proceeding will be brought by, or on behalf of, any Buyer Party or the Buyer Group (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) against the Representative with respect to this Agreement or the Transactions, or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” will not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees in writing).

11.19 No Right of Set-Off. Each Buyer Party, on its own behalf and on behalf of the Buyer Group, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that any member of the Buyer Group has or may have with respect to the payment of the Merger Consideration or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

11.20 Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

11.21 Liability of Financing Source Parties. Without limiting the rights of Buyer under the Debt Commitment Letters or of Buyer or any of its Subsidiaries under any Definitive Debt Financing Agreement, notwithstanding anything to the contrary contained in this Agreement, each party hereto (in the case of the Representative, on behalf of itself and each of the Stockholders and Optionholders) irrevocably agrees that none of the Debt Financing Sources or the Debt Financing Source Related Parties shall have any liability or obligation to the Company, any Stockholder, any Optionholder or any Affiliate of any of the foregoing relating to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions, including any dispute relating to the Debt Financing, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory.

ARTICLE XII

DEFINITIONS

12.01 Certain Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below.

“280G Losses” means, unless otherwise waived and submitted to a vote described in Section 5.07, an amount equal to (i) the amount of any gross-up payment required to be made to any individual as a result of any Tax under Code Section 4999 imposed on such individual pursuant to any agreement or other binding undertaking entered into or otherwise made by the Company or its Subsidiaries prior to the Effective Time, plus, (ii) the value of any deduction which is lost as a result of the application of Code Section 280G plus, (iii) any employer paid employment taxes of the Company or its Subsidiaries payable as a result of any payment described in (i) above.

“Adjustment Calculation Time” means 11:59 p.m. pacific time on the day immediately prior to the Closing Date.

“Adjustment Escrow Deposit Amount” means $10,000,000.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Fully-Diluted Common Shares” means, as of any date of determination, the sum of (i) the aggregate number shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options outstanding immediately prior to the Effective Time, based on the Estimated Merger Consideration or the Final Adjusted Merger Consideration, as applicable; provided that, for the avoidance of doubt, in no event shall Aggregate Fully-Diluted Common Shares include any of the shares contemplated by Section 1.04(c).

“Aggregate Option Exercise Price” means, as of any date of determination, the sum of the exercise prices payable upon exercise in full of all Vested Options held by all Optionholders immediately prior to the Effective Time, based on the Estimated Merger Consideration or the Final Adjusted Merger Consideration, as applicable.

“Aggregate Preferred Shares” means, as of any date of determination, the sum of the aggregate number shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Base Merger Consideration” means $1,200,000,000.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in any of Portland, Oregon, Sunnyvale, California, New York, New York or Chicago, Illinois are required to be closed as a result of federal, state or local holiday.

“Buyer Group” means the Buyer Parties, any Affiliate of any Buyer Party (including, but solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns.

“Buyer Indemnified Parties” means Buyer, each of its Affiliates, and each of their respective officers, directors, members, managers, shareholders, employees, trustees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Buyer Parties” means Buyer and Merger Sub.

“Capital Stock” means the Common Stock and Preferred Stock.

“Cash” means, as of any given time of determination, all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries at such time, plus any deposits in transit, uncleared checks, inbound wire transfers and any other deposits, including any deposits that are otherwise recorded as current or long-term assets, minus any checks written (but not yet cashed) or outbound wire transfers by the Company or any of its Subsidiaries and by the amount of any Restricted Cash.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Capital Stock.

“changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in methods, conventions, assumptions or estimation techniques (unless required by objective changes in underlying events) utilized in making accounting estimates.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated as of May 5, 2014, as amended.

“Cisco Amount” means the outstanding aggregate amounts owed by Viewpoint, Inc. to Cisco Systems Capital Corporation pursuant to the agreement between those parties dated April 21, 2014, as amended by that certain Amendment 1, dated as of May 29, 2014.

“Claims Period” means the period during which a claim for indemnification may be asserted under ARTICLE X by an Indemnified Party.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.001 per share.

“Closing Cash” means Cash as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Common Stock Merger Consideration” means, as of any time of determination, the sum of (i) the Estimated Merger Consideration, plus (ii) the Aggregate Option Exercise Price, minus (iii) the Adjustment Escrow Deposit Amount, minus (iv) the Indemnity Escrow Amount, minus (v) the Representative Holdback Amount, minus (vi) the Closing Preferred Stock Merger Consideration.

“Closing Common Stock Per Share Merger Consideration” means, as of any time of determination, the quotient determined by dividing (i) the Closing Common Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.

“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing (without giving effect to the Transactions but including any prepayment penalties, premia, breakage costs or similar amounts payable with respect to the Closing).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any particular Vested Option, the excess, if any, of (i) the Closing Common Stock Per Share Merger Consideration minus (ii) the applicable exercise price to acquire such share of Common Stock pursuant to such Vested Option.

“Closing Preferred Stock Per Share Merger Consideration” means, as of any time of determination, the quotient determined by dividing (i) the Closing Preferred Stock Merger Consideration by (ii) the Aggregate Preferred Shares.

“Closing Preferred Stock Merger Consideration” means, as of any time of determination, the sum of the Series C Preference Amounts of all shares of Preferred Stock outstanding immediately prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock.

“Compliant” means, (i) the Required Financial Information of Waterfall does not contain any untrue statement of a material fact regarding the Company, or omit to state any material fact regarding the Company necessary in order to make such statement not materially misleading in light of the circumstances in which made, (ii) the Required Financial Information of Viewpoint does not contain any untrue statement of a material fact regarding Viewpoint, or omit to state any material fact regarding Viewpoint necessary in order to make such statement not materially misleading in light of the circumstances in which made, (iii) the Company’s auditors and Viewpoint’s auditors have not withdrawn any audit opinion with respect to any financial statements included in the Required Financial Information, (iv) neither the Company nor Viewpoint shall have been informed by its respective auditors that it is required to restate, and neither the Company nor Viewpoint has restated any financial statements contained in the Required Financial Information; provided that if any such restatement occurs, the Required Financial Information shall be deemed to be Compliant if and when such restatement has been completed and the relevant financial statements have been amended; and (v) the financial statements included in the Required Financial Information of Viewpoint that is available to Buyer on the first day of the Marketing Period would be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such period.

“Confidentiality Agreement” means that certain Amended and Restated Confidentiality Agreement between the Representative and Buyer, dated as of March, 20, 2018 as such may be amended (or amended and restated) from time to time.

“consistently applied” means that no changes in accounting principles will have been made from those used by the Company and its Subsidiaries in the preparation of the Latest Balance Sheet, including with respect to the nature of accounts and the methods for determining the level of reserves or accruals.

“Contingent Option Allocation” means the fixed amount or portion of an individual Optionholder’s Option Consideration (to be applied to reduce such Optionholder’s Closing Option Payment only), which such Optionholder has agreed to waive pursuant to an applicable Retention Arrangement executed by such Optionholder.

“Debt Commitment Letters” means the commitment letters, dated the date hereof, among Buyer, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Debt Financing” means any debt financing by Buyer or any of its Subsidiaries entered into or incurred, or to be entered into or incurred, in connection with the Transactions contemplated by this Agreement, including the debt financing contemplated by the Debt Commitment Letters.

“Debt Financing Sources” means the parties to the Debt Commitment Letters (other than Buyer) on the date of the Agreement and each other Person (other than Buyer or any of its Affiliates) that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Buyer or any of its Subsidiaries in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Debt Financing.

“Debt Financing Source Related Parties” means the Debt Financing Sources’ respective Affiliates and any of the Debt Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns.

“Definitive Debt Financing Agreements” means definitive agreements with respect to any Debt Financing.

“DGCL” means the Delaware General Corporation Law.

“Environmental Laws” means all applicable Laws in effect on or prior to the Closing Date concerning pollution, public or worker health and safety or protection of the environment, including such Laws relating to the emission, discharge, release or threatened release, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, National Association.

“Equity Financing Sources” means any Person (other than Buyer or an Affiliate of Buyer) that has entered into any engagement letter, underwriting agreement, purchase agreement or other agreement with Buyer or any of its Subsidiaries in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of any equity financing for the financing of the Transactions contemplated hereby.

“Equityholder” means (i) each Stockholder and (ii) each Optionholder entitled to receive Merger Consideration hereunder.

“Estimated Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Transaction Expenses, plus (v) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (vi) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.

“Existing Credit Facilities” means, collectively, (i) that certain First Lien Credit Agreement, dated as of July 21, 2017 (as amended, restated, modified and supplemented from time to time), by and among Viewpoint, Inc., a Delaware corporation (the “Borrower”), the lending institutions from time to time party thereto as lenders, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”) as Administrative Agent, Collateral Agent, a Letter of Credit Issuer and a Lender (as such terms are defined therein) and (ii) that certain Second Lien Credit Agreement, dated as of dated as of July 21, 2017 (as amended, restated, modified and supplemented from time to time), by and among the Borrower, the lending institutions from time to time party thereto as lenders, and Credit Suisse as Administrative Agent, Collateral Agent and a Lender (as such terms are defined therein).

“Export Administration Regulations” means the Export Administration Regulations (15 CFR §§730-774) administered by the United States Department of Commerce.

“Final Adjusted Merger Consideration” means (i) the Final Merger Consideration minus (ii) the amount, if any, reserved in the Representative Holdback Amount pursuant to Section 11.18(b) as determined in good faith by the Representative at the time of determination of the Final Adjusted Merger Consideration.

“Final Common Stock Merger Consideration” means the sum of (i) the Final Adjusted Merger Consideration plus (ii) the Aggregate Option Exercise Price minus (iii) the Closing Preferred Stock Merger Consideration.

“Final Common Stock Per Share Merger Consideration” means the quotient determined by dividing (i) the Final Common Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.

“Final Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Transaction Expenses, plus (v) the amount (if any) by which Closing Net Working Capital exceeds Target Net Working Capital, minus (vi) the amount (if any) by which Target Net Working Capital exceeds the Closing Net Working Capital, in each case, as finally determined pursuant to Section 1.07(b) or Section 1.07(c).

“Final Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any Vested Option, the excess of (i) the Final Common Stock Per Share Merger Consideration over (ii) the exercise price to acquire such share of Common Stock.

“Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

“Financing Source Related Parties” means the Financing Sources’ respective Affiliates and any of the Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns.

“Foreign Benefit Plan” means each material employee benefit plan that is maintained by the Company or any of its Subsidiaries for its employees located outside of the United States, other than any such plan that is sponsored by or to which contributions are mandated by any Governmental Body.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.04, Section 3.05, Section 3.20, Section 4.01, Section 4.02 and Section 4.05.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any national, foreign, federal, state, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof) and any court or arbitral tribunal.

“Hazardous Substance” means any pollutant, contaminant, or any toxic or hazardous material, substance or waste as to which liability or standards or conduct may be imposed or that is otherwise regulated under any Environmental Laws, including without limitation, petroleum and petroleum by-products, polychlorinated biphenyls (PCBs), and asbestos.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Affiliate” shall be deemed to include any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control or management with, such Person or any of its Affiliates, and any portfolio company or similar asset in which such Person or any of its Affiliates has an investment.

“Indebtedness” means, as of any given time of determination, without duplication, (a) the amount of all indebtedness for borrowed money under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn, (d) all obligations as of the date of this Agreement issued or assumed as the deferred purchase price of property or services, (e) the amount recorded as a liability on a balance sheet under the capital leases of the Company and its Subsidiaries, (f) declared and unpaid dividends, (g) factoring Liabilities including any amount in respect of the sale or discounting of any member of the Company or its Subsidiaries’ rights or assets in return for funding in the nature of financing and any other off-balance sheet financing, (h) overdrafts, (i) to the extent not included within Transaction Expenses, amounts owed by the Company and Subsidiaries to the Representative, or the Representative’s Affiliates including, but not limited to, management fees and board expenses payable (excluding any prepaid balances), (j) the Cisco Amount, and (k) all outstanding severance and retention payments payable to employees of the Company and its Subsidiaries in connection with the closure of the Company’s offices in Plymouth Meeting, Pennsylvania and Swansea Waterfront, Swansea, for all purposes of the foregoing clauses (a)-(k), determined using the same accounting methods, assumptions, and policies, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Audited Financial Statements; provided that, without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include (i) any amounts included in Closing Net Working Capital or Transaction Expenses, (ii) any liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, (iii) any contingent reimbursement obligations to the extent performance has not been demanded for any letters of credit, performance bonds, surety bonds and similar obligations, or (iv) any fees and expenses to the extent incurred by or at the direction of Buyer or otherwise relating to Buyer’s or any of its Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the Transactions or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or any of its Affiliates in connection with the Transactions or otherwise.

“Indemnified Party” means a Buyer Indemnified Party or an Equityholder Indemnified Party, as applicable.

“Indemnity Escrow Amount” means $6,000,000; provided, however, that, on the date that is 12 months following the Closing Date, the Indemnity Escrow Amount will be reduced to an amount equal to the aggregate amount of any claims for indemnity made pursuant to the terms of ARTICLE X prior to such date by a Buyer Indemnified Party that remain unresolved as of such date (and the remainder of the funds in the Indemnity Escrow Funds will be released from the Indemnity Escrow Funds and distributed to the Representative (on behalf of the Equityholders) in accordance with the terms of the Escrow Agreement).

“Indemnity Escrow Funds” has the meaning given to such term in the Escrow Agreement related to the Indemnity Escrow Amount.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law: (i) patents, patent applications, and patent and invention disclosures, including utility patents, design patents, industrial designs, utility models, and provisional, divisional, continuations, and continuations in part, and renewals, extensions, reissues, and reexaminations, and all rights of priority related thereto, (ii) trademarks, service marks, trade dress, designs, logos, tradenames, business names, corporate names, and Internet domain names, any registration and application for registrations and common law rights for any of the foregoing, together with all goodwill associated with each of the foregoing, (iii) copyrights, and registrations and applications for copyrights, and all works subject to copyrights; (iv) mask work rights, and registrations and applications for mask work rights, (v) trade secrets, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), technology, and other proprietary information of every kind and all rights therein or arising therefrom, (vi) computer software, including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, and manuals, and all rights therein or arising therefrom, (vii) drawings, schematics and other technical plans, (viii) data and databases, and all rights therein or arising therefrom, (ix) rights of integrity, rights of attribution, and other moral or paternal rights, and (x) all other intellectual property and intellectual property rights, and (xi) all rights and remedies arising from or in connection with any infringement or misappropriation or violation (occurring before or on the Closing) of any of the foregoing.

“knowledge of the Company” or “Company’s knowledge” means with respect to the Company and its Subsidiaries, the actual knowledge of, after reasonable inquiry investigation, Manolis Kotzabasakis, Kelly Lang, and Jennifer Allison.

“Law” means any law (including common law), rule, regulation, or Order of any Governmental Body, in each case as in effect on or prior to the date of this Agreement.

“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, charges, claims, covenants, easements, servitudes, proxies, voting trusts or agreements or title or transfer restrictions under any stockholder or similar agreement.

“Losses” means any claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines or judgments (at equity or at law, including statutory and common), dues, settlements, deficiencies or awards (including interest, penalty, investigation, reasonable external legal, accounting or other professional fees, and other reasonable third-party costs or expenses incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement) imposed upon or incurred, sustained or suffered by a Person whenever arising or incurred.

“Marketing Period” means the first (1st) period of 30 consecutive days after the date of this Agreement, commencing upon the later of (x) May 10, 2018, and (y) the date on which Buyer has the Required Financial Information of Viewpoint, and throughout which the Required Financial Information of Viewpoint is Compliant (except that if the Required Financial Information of Viewpoint is at any time during such period not Compliant pursuant to clause (i) of the definition thereof, but during such period becomes Compliant as a result of a supplement to the Required Financial Information of Viewpoint, the Marketing Period shall be extended such that there are at least 15 Business Days remaining, but shall not restart); provided, that without the Buyer’s written consent the Marketing Period shall not end prior to the second (2nd) Business Day after the date on which Buyer has received the Required Financial Information of Waterfall and such Required Financial Information of Waterfall is Compliant; provided further, that following the RFI Removal, the delivery of the Required Financial Information of Waterfall shall not be required pursuant to the preceding proviso and it shall be given no further force or effect. The Marketing Period shall end on any earlier date that is the date on which Buyer has obtained cash proceeds from one or more debt financings for the purposes of funding the Merger Consideration in an aggregate principal amount of $1,200,000,000 (it being understood and agreed that the none of Buyer’s existing revolving credit agreement (as amended, restated, modified, replaced or refinanced from time to time) or its other lines of credit shall constitute debt financings for purposes of this definition. If the Company in good faith reasonably believes that all Required Financial Information of Viewpoint has been delivered and is Compliant, then it may, at its option, deliver to Buyer a written notice to that effect (stating when it believes the delivery was completed), in which case the Marketing Period shall be deemed to have commenced on the later of (i) May 10, 2018, and (ii) date specified in that notice, unless Buyer in good faith reasonably believes that the delivery of the Required Financial Information of Viewpoint has not been completed and, within 72 hours following receipt of such notice by Buyer, Buyer delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information of Viewpoint Buyer believes has not been delivered and/or is not Compliant).

“Material Adverse Effect” means any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate, (i) are, or would reasonably be expected to be, materially adverse to (i) the financial condition, assets, liabilities, business, or operating results of the Company and its Subsidiaries taken as a whole, or (ii) would prevent the Company from consummating the Merger; provided that, in the case of the foregoing clause (i), none of the following, either alone or in combination, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes, events, occurrences or developments in, or effects or results arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) changes, events, occurrences or developments in, or effects or results arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes, events, occurrences or developments in, or effects or results arising from or relating to, financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security commodity, contract or index, and (z) any increased cost, or decreased availability, of capital or pricing or, terms related to any financing for the Transactions), (d) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster or act of God, (e) changes in, or effects arising from or relating to changes in, GAAP, (f) changes in, or effects arising from or relating to changes in, Laws, (g) changes, events, developments, occurrences, results or effects arising from or relating to (i) the taking of any action expressly required by this Agreement or taken at the express written request of Buyer or its Affiliates, (ii) the failure to take any action if such action is expressly prohibited by this Agreement, or (iii) the announcement, execution or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers or other commercial partners, and (h) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), except in the case of the foregoing clauses (a), (b), (c) and (d), to the extent such facts, events, changes, effects, results, occurrences, circumstances or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Merger Consideration” means the Stock Consideration and the Option Consideration payable in accordance with this Agreement.

“Net Working Capital” means (a) current assets, including (i) accounts receivable (including unbilled accounts receivable for work performed prior to Closing), (ii) current portion of prepaid expenses, and (iii) deposits and advances, to the extent not included in Cash, but specifically excluding (A) Cash, (B) income Tax assets, (C) deferred Tax assets, (D) intercompany assets, and (E) prepaid interest expenses, minus (b) current liabilities including (i) accounts payable, (ii) accrued payroll and payroll taxes payable, (iii) accrued expenses, and (iv) deferred revenue but specifically excluding (A) Indebtedness, (B) Transaction Expenses, (C) income Tax liabilities, (D) deferred Tax liabilities, (E) intercompany liabilities, (F) the impact of purchase accounting adjustments related to prior acquisitions on deferred revenue, and (G) deferred rent, in each case of the Company and its Subsidiaries as of the Effective Time and in accordance with the Accounting Principles. Exhibit B-2 sets forth an example of the calculation of Net Working Capital as of March 31, 2018. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty, and will not incur any liability, in respect thereof.

“Open Source Software” means any software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) and listed at http://www.opensource.org/licenses, including the GNU’s General Public License (GPL), the Lesser/Library GPL (LGPL), the Affero GPL, the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Appache License, the BSD License, the BD License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and others.

“Option Consideration” means, with respect to each Vested Option, the applicable Closing Option Payment plus any amounts payable to such Optionholder with respect to Vested Options pursuant to Section 1.07(g) (and, except as otherwise expressly set forth in this Agreement, without regard to any reductions for Contingent Option Allocations under any Retention Arrangement).

“Option Plan” means the Waterfall Holdings, Inc. 2014 Stock Option Plan, as amended.

“Optionholders” means the holders of the Options.

“Options” means the issued and outstanding options to acquire Common Stock pursuant to the Option Plan.

“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.

“Paying Agent” means Wilmington Trust, National Association.

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings, (c) purchase money Liens, (d) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements which are set forth or otherwise described on the Disclosure Schedule (or not required to be set forth therein), (e) Liens relating to Indebtedness included in the calculation of Merger Consideration pursuant to this Agreement, (f) Liens arising in the ordinary course of business and not related to any breach or default nor incurred in connection with the borrowing of money, none of which materially impacts the current use of the affected property, (g) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet overdue, (h) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use and operation of such Leased Real Property or the operation of the business of the Company and its Subsidiaries, (i) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary Liens and Liens affecting title to any assets of the Company or any of its Subsidiaries, and other title defects that do not, individually or in the aggregate, materially impair use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (j) with respect to all Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, and (k) Liens set forth on Schedule 11.01.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personally Identifiable Information” means any information that identifies or is capable of identifying any employee, contractor, or other individual persons who have provided information to the Company or its Subsidiaries, whether a living or dead individual person, including: (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers, and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution.

“Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.001 per share.

“Representative Holdback Amount” means an amount determined by the Representative and delivered to Buyer no later than two (2) Business Days prior to the Closing.

“Restricted Cash” means any cash which at the relevant time is not capable of being spent, distributed, loaned or released by any of the Company and its Subsidiaries from the jurisdiction in which it is situated without deduction or withholding or additional cost, or which is not accessible in the manner described above within a period of two (2) Business Days, including, but not limited to, any client funds, cash securing rent deposits or any other cash held as collateral in respect of obligations of any other party.

“Required Financial Information” means (a) the Required Financial Information of Viewpoint, and (b) the Required Financial Information of Waterfall.

“Required Financial Information of Viewpoint” means (a) audited consolidated balance sheets and related consolidated statements of operations and cash flows, statements of comprehensive loss and statements of stockholder’s equity of Viewpoint and its consolidated Subsidiaries for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, and (b) unaudited consolidated balance sheets at the end of, and related consolidated statements of income and cash flows of Viewpoint and its consolidated Subsidiaries for each fiscal quarter ended after the date of the most recent audited financial statements delivered pursuant to clause (a) above and at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), subject to the absence of footnotes and year-end adjustments, and in each case, prepared in accordance with U.S. GAAP, except as noted therein.

“Required Financial Information of Waterfall” means (a) audited consolidated balance sheets and related consolidated statements of operations and cash flows, statements of comprehensive loss and statements of stockholder’s equity of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2017, and (b) unaudited consolidated balance sheets at the end of, and related consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for each fiscal quarter ended after the date of the most recent audited financial statements delivered pursuant to clause (a) above and at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), and in each case, prepared in accordance with U.S. GAAP, except as noted therein.

“Restricted Party” means any Person targeted by United States, European Union, Australian or United Nations trade or financial sanctions or export controls, including but not limited to Persons who are owned or controlled by the government of a Sanctioned Territory, Persons designated on the US Treasury Department’s Office of Foreign Assets Control List of Specially Designated Nationals and Blocked Persons, the EU Consolidated Financial Sanctions List, or who are 50% or more owned or controlled by such Persons, Persons identified on the US Commerce Department’s Entity List, Denied Persons List, or Unverified List or Persons identified on any other similar restricted party list maintained by relevant regulators under applicable trade and financial sanctions and export controls.

“Retention Arrangement” means any written agreement executed by the Company (or its applicable Subsidiary) and an Optionholder on or prior to the Closing Date, pursuant to which such Optionholder has agreed to waive a portion of his or her Option Consideration (to be applied to reduce such Optionholder’s Closing Option Payment only).

“R&W Insurance Policy” means that certain representations and warranty insurance policy bound by Great American E&S Insurance Company pursuant to the binder of insurance agreement between Buyer and Great American E&S Insurance Company, entered into on the date of this Agreement, that provides for coverage with an initial retention equal to $9,000,000, and that includes an irrevocable, unconditional waiver of the insurer thereunder of such insurer’s subrogation rights against the Equityholders other than in the case of fraud.

“Sanctioned Territories” means Cuba, Myanmar (Burma), Iran, North Korea, Sudan, Syria, the Crimea region and Venezuela.

“SEC” means the Securities and Exchange Commission.

“Seller Parties” means the Seller Group and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.

“Series C Preference Amount” has the meaning set forth in the Charter.

“Stock Consideration” means, with respect to each Stockholder, the applicable Closing Stock Payment plus any amounts payable to such Stockholder with respect to Capital Stock pursuant to Section 1.07(g).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of July 21, 2017, by and among the Company and the other parties thereto, as amended.

“Stockholders” means the holders of Capital Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $(34,700,000).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, levies, duties or other assessments, including income, gross receipts, franchise, profits, capital and capital stock, withholding, employment, payroll, social security or contribution, superannuation, unemployment, disability, real property, personal property, escheat, stamp, excise, occupation, sales, use, transfer, registration, value added, ad valorem, alternative minimum or estimated taxes, including any interest, penalty or similar additional amounts related thereto and any liability payable in respect thereto by reason of contract, assumption, successor or transferee liability, operation of Law, Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law) or otherwise.

“Tax Returns” means any return, claim for refund, report, statement or information return relating to Taxes, including any schedule, attachment thereto or other information required or permitted to be supplied to a Taxing authority in connection with Taxes (including any associated elections or declarations), and including any amendments thereof.

“Transaction Expenses” means, (a) to the extent incurred prior to the Closing (or as a result of the Closing under any agreement entered into by the Company or its Subsidiaries prior to Closing) and not paid by the Company or its Subsidiaries before the Closing, the amount of (i) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the Transactions, (ii) all unfunded retention payments payable to employees, officers or directors of the Company and its Subsidiaries pursuant to written agreements between the Company and its Subsidiaries and such Person entered into in connection with the Transactions or a prior acquisition by the Company and its Subsidiaries, (iii) “single-trigger” change in control, severance or bonus, incentive and similar payments payable to employees, officers or directors as a result of the Transactions and only if triggered without the requirement of any further action by the Company, its Subsidiaries or their respective Affiliates on or following the Closing (including any termination of employment), (iv) 50% of the cost of any “tail” insurance policy under Section 6.05(c), and (v) 50% of the fees payable under each of the Escrow Agreement and the Paying Agent Agreement; provided that in no event will Transaction Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of Buyer or Merger Sub, relating to Buyer’s, Merger Sub’s or their respective Affiliates’ financing, including obtaining any consent or waiver relating thereto, for the Transactions or any other liabilities or obligations incurred or arranged by or on behalf of Buyer, Merger Sub or their respective Affiliates in connection with the Transactions, including any fees payable to any financing institution or lender or the Company’s accountants on behalf of Buyer, Merger Sub or their respective Affiliates, (b) the employer’s portion of payroll, employment or similar Taxes, if any, required to be paid by the Company or the Surviving Corporation with respect to the Merger Consideration payable pursuant to this Agreement, and (c) any 280G Losses. For the avoidance of doubt, “Transaction Expenses” shall include all fees and expenses payable to Bain Capital Private Equity, LP or its Affiliates under that certain Advisory Agreement, dated as of May 5, 2014 to which the Company is a party, whether pursuant to the termination thereof, in connection with the Transactions or otherwise.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Vested Option” means the portion of any unexercised Option that has vested or will be deemed to have vested in connection with the Transactions, in accordance with the Option Plan, based on the Estimated Merger Consideration or the Final Adjusted Merger Consideration, as applicable.

“willful breach” means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of a specific provision or covenant of this Agreement.

12.02 Defined Terms.

280G Losses	71
Accounting Firm	46
Accounting Principles	8
Acquisition Transaction	39
Adjustment Amount	13
Adjustment Calculation Time	71
Adjustment Escrow Account	9
Adjustment Escrow Deposit Amount	71
Adjustment Escrow Funds	71
Advisors	71
Affiliate	71
Aggregate Fully-Diluted Common Shares	72
Aggregate Option Exercise Price	72
Aggregate Preferred Shares	72
Agreement	6
Audited Financial Statements	19
Bankruptcy and Equity Exception	17
Base Merger Consideration	72
Business Day	72
Buyer	6
Buyer Group	72
Buyer Indemnified Parties	72
Buyer Losses	54
Buyer Parties	72
Capital Stock	72
Cash	72
Certificate	72
Certificate of Merger	6
changes in accounting principles	72
Charter	73
Cisco Amount	73
Claim Expiration Date	56
Claim Notice	56

Claims Period	73
Class A Common Stock	73
Class B Common Stock	73
Closing	15
Closing Balance Sheet	11
Closing Cash	73
Closing Common Stock Merger Consideration	73
Closing Common Stock Per Share Merger Consideration	73
Closing Date	15
Closing Indebtedness	73
Closing Net Working Capital	73
Closing Option Payment	8
Closing Option Per Share Merger Consideration	73
Closing Preferred Stock Merger Consideration	73
Closing Preferred Stock Per Share Merger Consideration	73
Closing Statement	11
Closing Stock Payment	8
Code	73
Common Stock	73
Company	6
Company Intellectual Property	28
Company Product Software	29
Company Software	29
Company’s knowledge	78
Compliant	74
Confidentiality Agreement	74
consistently applied	74
Constituent Corporations	6

Dataroom	61
Debt Commitment Letters	74
Debt Financing	74
Debt Financing Source Related Parties	75
Debt Financing Sources	74
Deductible	58
Definitive Debt Financing Agreements	75
DGCL	75
Direct Claim	56
Disclosure Schedules	16
Disputed Direct Claim	57
Dissenting Shares	14
DOJ	52
Draft Return	46
Effective Time	6
End Date	49
Environmental Laws	75
Equity Financing Sources	75
Equityholder	75
Equityholder Losses	55
ERISA	75
Escrow Agent	75
Escrow Agreement	9
Estimated Closing Balance Sheet	8
Estimated Closing Cash	8
Estimated Closing Indebtedness	8
Estimated Closing Net Working Capital	8
Estimated Closing Statement	8
Estimated Merger Consideration	75
Estimated Transaction Expenses	8
Excess Amount	13
Existing Credit Facilities	75
Export Administration Regulations	75
Final Adjusted Merger Consideration	75
Final Common Stock Merger Consideration	76
Final Common Stock Per Share Merger Consideration	76
Final Merger Consideration	76
Final Option Per Share Merger Consideration	76
Financial Statements	19
Financing Source Related Parties	76
Financing Sources	76
Firm	12
Foreign Benefit Plan	76
FTC	52
Fundamental Representations	76
GAAP	76
Governmental Body	76
Hazardous Substance	76
HSR Act	76
HSR Affiliate	76

HSR Approval	47
Indebtedness	77
Indemnified Party	77
Indemnified Person	44
Indemnifying Party	55
Indemnity Escrow Account	9
Indemnity Escrow Amount	77
Indemnity Escrow Funds	77
Information	30
Intellectual Property	77
Intermediate	19
IT Systems	30
Key Customer	35
Key Supplier	35
knowledge of the Company	78
Latest Balance Sheet	19
Law	78
Leased Real Property	27
Leases	27
Letter of Transmittal	10
Liabilities	20
Liens	78
Losses	78
Majority Holders	69
Marketing Period	78
Material Adverse Effect	79
Merger	6
Merger Consideration	79
Merger Consideration Allocation Schedule	15
Merger Sub	6
Merger Sub Common Stock	35
multiple employer welfare arrangement	33
Necessary Stockholder Approval	17
Net Working Capital	80
Notice of Disagreement	11
Objection Notice	56
Open Source Software	80
Option Consideration	80
Option Plan	80
Optionholders	80
Options	80
Order	80
Owned Intellectual Property	28
Paying Agent	80
Paying Agent Agreement	10
Payoff Letter	40
Permits	22
Permitted Liens	80
Person	81
Personally Identifiable Information	81
Plans	32

Post-Closing Tax Period	59
Pre-Closing Straddle Period Portion	47
Preferred Stock	81
Projections	62
Protected Seller Communications	62
R&W Insurance Policy	82
Registered Intellectual Property	28
Remaining Adjustment Escrow Funds	13
Representative	6
Representative Holdback Amount	81
Required Financial Information	81
Required Financial Information of Viewpoint	81
Required Financial Information of Waterfall	82
Restricted Cash	81
Restricted Party	82
Retained Employees	50
RFI Removal	47
Sanctioned Territories	82
SEC	82
Section 5.09 Indemnitees	42
Securities Act	36
Seller Group	62
Seller Parties	82
Series C Preference Amount	82
Settlement Date	13

Stock Consideration	82
Stockholder Consent	53
Stockholder Materials	53
Stockholders	82
Stockholders Agreement	82
Straddle Period	47
Subsidiary	83
Surviving Corporation	6
Target Net Working Capital	83
Tax	83
Tax Returns	83
Taxes	83
Third Party Claim	55
Third Party Intellectual Property	28
Third Party Software	29
Threshold Amount	58
Transaction Documents	66
Transaction Expenses	83
Transactions	84
Transfer Taxes	46
Unaudited Financial Statements	19
Vested Option	84
Viewpoint	19
WARN Act	31
willful breach	84

12.03 Interpretation. In addition to the definitions referred to or set forth in this Agreement:

(a) As used herein, “fraud” means a party’s fraud in the making of the express representations and warranties in ARTICLE III or ARTICLE IV (as applicable) or in any certificate delivered hereunder, in each case, as modified by the Disclosure Schedules.

(b) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(c) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(e) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(f) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(g) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(h) Any document or item will be deemed “delivered”, “provided” or “made available” by the Company or the Representative, as applicable, within the meaning of this Agreement if such document or item (i) is included in the electronic Dataroom but only to the extent such information or documents were accessible to Buyer or its Affiliates and Advisors or (ii) actually delivered or provided to Buyer or any of Buyer’s Advisors, including at the Company’s or any of its Subsidiaries’ offices, in each case of clauses (i) and (ii) prior to the date of this Agreement.

(i) Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(j) Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(k) Whenever this Agreement requires Buyer to take any action or contains a representation with respect to Buyer, where applicable or necessary to give effect to the Transactions, such requirement or representation shall be deemed to include an undertaking on the part of its Subsidiaries formed in connection with the Transactions to take such action and shall be deemed to include a reference to such Subsidiaries, as applicable, and whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

The Company:	WATERFALL HOLDINGS, INC.

By: /s/ Emmanouil Kotzabasakis

Name: Emmanouil Kotzabasakis

Its: Chairman & Chief Executive Officer

Representative:	BAIN CAPITAL PRIVATE EQUITY, LP

By: /s/ David Humphrey

Name: David Humphrey

Its: Managing Director

Signature Page to Merger Agreement

Buyer:	TRIMBLE INC.

	By:	/s/ James A. Kirkland

	Name:	James A. Kirkland

	Its:	Senior Vice President, General Counsel

Merger Sub:	JEFFERSON MERGER SUB INC.

	By:	/s/ James A. Kirkland

	Name:	James A. Kirkland

	Its:	President

Signature Page to Merger Agreement